Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

LIGHTBEAM ELECTRIC COMPANY

and

TTCP ENERGY FINANCE FUND II, LLC

Dated as of March 27, 2015

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(continued)

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(continued)

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(continued)

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Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of Escrow Agreement

Exhibit C	Permitted Liens

Exhibit D	Project Description

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of March 27, 2015, by and between LIGHTBEAM ELECTRIC COMPANY, a Delaware corporation (“LEC”) and TTCP ENERGY FINANCE FUND II, LLC a Delaware limited liability company (the “Seller” and together with LEC, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding membership interests (the “Membership Interests”) of Huerfano River Wind, LLC, a Colorado limited liability company (the “Company”); and

WHEREAS, the Company has developed a wind-powered electric generating facility with a nameplate capacity of 8 MW and associated infrastructure in Huerfano County, Colorado, as further described on Exhibit D hereto (the “Project”); and

WHEREAS, the Seller desires to sell the Membership Interests to LEC, and LEC desires to purchase the Membership Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, LEC is entering into other separate agreements of which material terms and conditions are substantially similar to this Agreement (the “Other Agreements”), in order to acquire additional clean energy assets (the Company, together with each of the other companies which LEC acquires pursuant to the Other Agreements, are collectively referred to herein as the “Founding Companies”); and

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. PURCHASE AND SALE

1.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to LEC, and LEC shall purchase, assume, acquire and accept from the Seller, the Membership Interests free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws or any Liens created by or through LEC). The aggregate purchase price for the Membership Interests shall be the Aggregate Acquisition Consideration, payable in accordance with Section 2.

1.2 Closing. The closing of the Acquisition (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 9:00 a.m. New York City time, on the second (2nd) Business Day immediately following the day on which the last of the conditions to closing contained in Sections 7 and 8 (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Seller and LEC may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION 2. CONSIDERATION, CLOSING MATTERS

2.1 Closing Deliverables.

(a) LEC’s Closing Deliverables. At the Closing, LEC shall deliver (i) to the Seller (A) the Closing Date Cash Consideration in immediately available funds by wire transfer to an account of the Seller designated in writing by the Seller to LEC no later than three (3) Business Days prior to the Closing Date, (B) the Stock Consideration and the certificates evidencing such Stock Consideration, and (C) all other documents, instruments or certificates required to be delivered by LEC at or prior to the Closing pursuant to this Agreement and (ii) to the Escrow Agent, the Escrow Amount in accordance with Section 2.4.

(b) Seller’s Closing Deliverables. At the Closing, the Seller shall deliver to LEC (i) a membership interest assignment agreement duly executed by the Seller in a form reasonably satisfactory to LEC (with any required transfer stamps affixed thereto), (ii) all other documents and instruments necessary to vest in LEC all of the Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws or any Liens created by or through LEC), and (iii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

2.2 Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the other agreements contemplated hereby or to vest LEC with full right, title and possession of and to all of the Membership Interests and all rights, property, privileges, power and franchises of the Company, the officers and directors of LEC are fully authorized in the name of the Company to take all such action, so long as such action is not inconsistent with this Agreement. Upon the terms and subject to the conditions contained herein, prior to the Closing Date, the Parties shall (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and any related agreement or certificate, including satisfying the conditions to Closing in Sections 7 and 8 and (b) cooperate, to the extent practicable, with each other in connection with the foregoing.

2.3 Closing Financial Estimate.

(a) The Seller shall deliver to LEC, not less than five (5) Business Days prior to the anticipated Closing Date, the Closing Financial Estimate. Following LEC’s receipt of the Closing Financial Estimate, the Seller shall provide to LEC and its authorized representatives reasonable access to all records used in preparing such Closing Financial Estimate (and employees of the Seller who can adequately answer questions on the Closing Financial Estimate, including such access to facilities as is reasonably necessary to have such access to such employees) and, if applicable, the Company’s outside accountants and their work papers and other documents used in preparing such Closing Financial Estimate. LEC shall promptly notify the Seller in the manner set forth in Section 11.9 if it disputes any of the items in the Closing Financial Estimate, specifying each disputed item and the estimated amount thereof in dispute and the basis for such dispute. The Parties shall in good faith attempt to promptly resolve any such dispute prior to the Closing Date; provided, however, that if the parties are not able to reach mutual agreement prior to the Closing Date, LEC’s reasonable, good faith calculations of such disputed items shall be reflected in the Closing Financial Certificate. As of the Closing, the Seller shall deliver to LEC the Closing Financial Certificate. To the extent reflected in the Closing Financial Certificate, in accordance with Section 6.10, LEC shall wire the amount of any Unpaid Company Expenses and Company Retired Indebtedness to the applicable Person(s) owed such Unpaid Company Expenses and Company Retired Indebtedness pursuant to wire instructions (such wire instructions to be provided to LEC by the Company at least three (3) Business Days prior to the Closing Date).

(b) Within one hundred and twenty (120) days after the Closing Date, LEC shall prepare and deliver to the Seller a written notice (the “Post-Closing Adjustment Notice”) setting forth the reasonable, good faith determination made by LEC of: (A) the Cash, (B) the Company Current Assets, and (C) the Company Current Liabilities, (D) the Company Retired Indebtedness, and (E) the Unpaid Company Expenses (items (A) through (E) above are collectively referred to herein as the “Post Closing Adjustment Factors”). Following delivery of the Post-Closing Adjustment Notice, at the Seller’s written request, LEC shall provide the Seller and its authorized representatives reasonable access to all records used in preparing such Post-Closing Adjustment Notice (and employees of LEC who can adequately answer questions with respect to the Post-Closing Adjustment Notice, including such access to facilities as is reasonably necessary to have such access to such employees) and, if applicable, LEC’s outside accountants and their work papers and other documents used in preparing such Post-Closing Adjustment Notice. Unless the Seller disputes the calculations in the Post-Closing Adjustment Notice in writing (specifying the basis for such dispute in reasonable detail) within thirty (30) days following receipt of such notice, the Post-Closing Adjustment Notice shall be final and binding.

(c) Within ten (10) Business Days following the final determination of the Post-Closing Adjustment Factors in accordance with this Section 2.3, LEC or the Seller, as applicable, shall effect the net result of the following adjustments (such net result, the “Post-Closing Adjustment”), if any:

(i) if the amount of the Cash as finally determined pursuant to this Section 2.3 is greater than the amount of the Cash set forth in the Closing Financial Certificate, LEC shall be required to pay such excess amount to the Seller;

(ii) if the amount of the Cash as finally determined pursuant to this Section 2.3 is less than the amount of the Cash set forth in the Closing Financial Certificate, the Seller shall instruct the Escrow Agent to release such shortfall amount to LEC from the Escrow Fund;

(iii) if the amount of the Company Current Assets as finally determined pursuant to this Section 2.3 is greater than the amount of the Company Current Assets set forth in the Closing Financial Certificate, LEC shall be required to pay such excess amount to the Seller;

(iv) if the amount of the Company Current Assets finally determined pursuant to this Section 2.3 is less than the amount of the Company Current Assets set forth in the Closing Financial Certificate, the Seller shall instruct the Escrow Agent to release such shortfall amount to LEC from the Escrow Fund;

(v) if the aggregate amount of the Company Current Liabilities, the Company Retired Indebtedness, and the Unpaid Company Expenses as finally determined pursuant to this Section 2.3 is greater than the aggregate amount of the Company Current Liabilities, the Company Retired Indebtedness, and the Unpaid Company Expenses set forth in the Closing Financial Certificate, then the Seller shall instruct the Escrow Agent to release such excess amount to LEC from the Escrow Fund; and

(vi) if the aggregate amount of the Company Current Liabilities, the Company Retired Indebtedness, and the Unpaid Company Expenses as finally determined pursuant to this Section 2.3 is less than the aggregate amount of the Company Current Liabilities, the Company Retired Indebtedness, and the Unpaid Company Expenses set forth in the Closing Financial Certificate, then LEC shall be required to pay, or cause to be paid, such shortfall amount to the Seller.

(d) If LEC is required to pay the Post-Closing Adjustment to the Seller, LEC shall effect such payment by delivering immediately available funds by wire transfer to an account of the Seller designated in writing by the Seller to LEC. Any obligation of LEC to pay the Post-Closing Adjustment (if required to be paid by LEC) hereunder may be satisfied by any of LEC or any of its Affiliates. If the Seller is required to pay the Post-Closing Adjustment to LEC, the Seller shall deliver written instructions to the Escrow Agent to release an amount equal to the Post-Closing Adjustment to LEC from the Escrow Fund (together with any accrued interest on such amount). LEC and the Seller shall treat and report the Post-Closing Adjustment (if any) as an adjustment to the Closing Date Cash Consideration for all Tax purposes, except as otherwise required under applicable Law.

(e) If the Seller provides a written notice of dispute (specifying the basis of such dispute in reasonable detail) within thirty (30) days following delivery of the Post-Closing Adjustment Notice, LEC and the Seller shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after the Seller’s written notice of the dispute. During such thirty (30) day period, LEC and its representatives shall be permitted to review the work papers of the Seller and its representatives relating to the dispute and the basis therefor. If LEC and the Seller are unable to resolve all such objections within such thirty (30)-day period (or such longer period as may be agreed upon by LEC and the Seller), LEC and the Seller shall engage PricewaterhouseCoopers LLP or such other mutually agreed upon certified public accounting firm of nationally recognized standing that is, and during the past three (3) years, independent from LEC, the Seller and the Company and each of their respective Affiliates, to promptly determine the amount of the Post-Closing Adjustment (the “Adjustment Auditor”).

LEC and the Seller shall instruct the Adjustment Auditor to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Post-Closing Adjustment requires adjustment. The Adjustment Auditor shall base its determination solely on written submissions by LEC and the Seller and not on an independent review. LEC and the Seller shall make available to the Adjustment Auditor all relevant work papers and other items reasonably requested by the Adjustment Auditor. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Adjustment Auditor shall deliver to LEC and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of the Post-Closing Adjustment; provided, however, that the Adjustment Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Adjustment Auditor shall be final and binding upon the parties. Following such determination, the final and binding Post-Closing Adjustment shall be paid pursuant to the terms of Section 2.3(d). The fees and expenses of the Adjustment Auditor shall be borne by LEC and by the Seller based on the inverse of the percentage of the amount that the Adjustment Auditor (before such allocation) awards in favor of the Seller or LEC, as applicable, as it bears to the total amount of the total items in dispute as originally submitted to the Adjustment Auditor. For example, should the items in dispute total in amount to $1,000 and the Adjustment Auditor awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by LEC and 40% of the costs would be borne by the Seller.

2.4 Escrow Account.

(a) At the Closing, LEC shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, an amount of cash equal to the sum of the Total Adjusted Purchase Price multiplied by four percent (4%), as set forth on the Closing Financial Certificate (the “Escrow Amount”).

(b) The Escrow Fund shall be held in an account (the “Escrow Account”) and invested by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be distributed pursuant to Sections 2.4 and 9 and pursuant to the Escrow Agreement. The Parties agree that: (i) LEC shall be treated as the owner of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to LEC pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Escrow Fund is actually distributed to the Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) the Seller’s right to the Escrow Fund under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, (iv) in no event shall the aggregate payments under the Escrow Agreement to the Seller exceed (A) the Escrow Amount plus (B) (x) the Escrow Amount multiplied by (y) 0.75 multiplied by (z) the interest rate per annum payable pursuant to the Escrow Agreement with respect the Escrow Funds, and (v) LEC shall be entitled to Tax distributions equal to 40% of all investment earnings during each calendar quarter no later than ten (10) days following the end of such quarter. Clause (iv) of the preceding sentence is intended to ensure that the right of the Seller to the Escrow Fund and any interest and earnings earned thereon are not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing, except as required by applicable Law.

(c) The fees and expenses of the Escrow Agent shall be shared equally by the Seller and LEC.

2.5 Withholding. LEC will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made. Notwithstanding the foregoing, there shall be no withholding of U.S. federal income Tax if the Seller complies with Section 7.5(c) of this Agreement.

2.6 Allocation of Aggregate Acquisition Consideration. LEC shall, within sixty (60) days after the completion of the Post-Closing Adjustment, prepare an allocation of the Aggregate Acquisition Consideration, including amounts treated as liabilities for Tax purposes, among the assets of the Company (the “Allocation Schedule”), which shall be prepared in a manner and on a basis consistent with Section 1060 of the Code and the Treasury Regulations thereunder, and deliver it to the Seller for the Seller’s review and comments. If LEC and the Seller are unable to agree on the Allocation Schedule within thirty (30) days after LEC delivers the Allocation Schedule to the Seller, then the dispute shall be referred to the Adjustment Auditor for its determination. Each Party shall report the transactions contemplated by this Agreement to the applicable taxing authorities consistent with such final allocation (as agreed upon or determined pursuant to this Section 2.6), and shall not voluntarily take any action inconsistent therewith in any Tax return (including Internal Revenue Service Form 8594), in any refund claim, in any litigation or otherwise with respect to any Tax returns; provided, however, that (i) LEC’s cost for the Membership Interests may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by the Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes, and (iii) neither the Seller or any of its Affiliates nor LEC or any of its Affiliates will be obligated to litigate any challenge to such allocation of the Aggregate Acquisition Consideration by any taxing authority. LEC and the Seller also shall allocate and report any adjustments to the Aggregate Acquisition Consideration in accordance with Treasury Regulations Section 1.1060-1(e) (which proposed allocation shall be subject to review and comment by LEC and the dispute resolution provisions set forth in this Section 2.7 applicable to the initial allocation of the Aggregate Acquisition Consideration), and any allocations made as a result of such adjustments shall become part of the allocation set forth in this Section 2.7.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to LEC as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Due Incorporation, Subsidiaries; Etc.

(a) The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all necessary limited liability company power and authority to conduct its business in the manner in which its business is currently being conducted. The Seller is qualified to do business as a foreign limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a material adverse effect on the ability of the Seller perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of Colorado and has all necessary limited liability company power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries.

3.2 Charter Documents.

(a) The Seller has delivered to LEC or its counsel true, correct and complete copies of the Charter Documents of the Company.

(b) Neither the Seller nor the Company is in default under or in violation of any of the provisions of its respective Charter Documents.

3.3 Capitalization, Etc.

(a) The Membership Interests constitute all of the issued and outstanding equity interests of the Company and are owned of record and beneficially by the Seller free and clear of all Liens (other than Permitted Encumbrances). Upon transfer of the Membership Interests to LEC in accordance with the terms of Section 2, LEC will receive valid title to the Membership Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws or any Liens created by or through LEC).

(b) All of the Membership Interests were issued in compliance with applicable Laws and the Company’s Charter Documents. None of the Membership Interests were issued in violation of any contract or agreement to which the Seller or the Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c) The Company is not a party or subject to any Contract obligating the Company to issue any equity securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d) The Company does not have outstanding and has not authorized any equity appreciation, phantom equity, profit participation, or similar rights.

(e) Neither the Seller nor the Company is a party or subject to any members agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Membership Interests.

(f) There are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.4 Financial Statements. The Seller has delivered to LEC or its counsel true, correct and complete copies of the unaudited balance sheet of the Company as of June 30, 2014 (the “Unaudited Balance Sheet”), and the related unaudited statement of operations, statements of members’ equity and statements of cash flows for the three-month period ended June 30, 2014 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company in the ordinary course of business in accordance with GAAP applied on a consistent basis throughout the period indicated therein and between periods and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations, members’ equity and cash flows of the Company for the periods therein specified in accordance with GAAP, except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments, which adjustments are not, individually or in the aggregate, material.

3.5 Absence of Certain Changes. Since June 30, 2014, (a) there has not been a Company Material Adverse Effect and (b) except as expressly contemplated by this Agreement, the Company has conducted its business in the ordinary course of business and there has not occurred any action that, if taken after the date hereof without the consent of LEC, would constitute a breach of any of the covenants set forth in Section 5.1.

3.6 Title to Assets.

(a) Section 3.6(a) of the Seller Disclosure Schedule* sets forth a complete and accurate list of all material personal properties and assets that are owned, leased or used by the Company (collectively, the “Material Assets”). The Company has good and valid title, free and clear of all Liens (except Permitted Liens), to all of the Material Assets owned by them (except for assets sold or otherwise disposed of in the ordinary course of business not in violation of this Agreement since the date of the Unaudited Balance Sheet). All equipment and facilities included

*	Omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

in the Project are in good repair and operating condition subject to ordinary wear and tear and are suitable for the purposes for which they are employed and, to the Knowledge of the Seller, there was and is no material defect, hazard or dangerous safety condition existing with respect to any such equipment or facilities. The tangible and intangible personal property owned or leased by the Company, together with all leased real property of the Company, all owned, leased or licensed Intellectual Property of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient in all material respects for the operation of the business of the Company as currently conducted.

(b) The Company owns or leases or has a contractual right to use, all equipment and facilities necessary for the operation and maintenance of the Project. There is no Casualty Defect (regardless of whether covered by insurance) in existence.

(c) The Project has achieved Commercial Operation. The Project is connected to, or has available to it upon commercially reasonable terms, all public and private utility systems whose service is necessary for the operation of the Project as currently conducted, and such Project is receiving all utility services necessary for the operation of the Project as currently conducted.

3.7 Real Property; Leasehold.

(a) The Company does not own any real property or have any other interest in real property, other than the leasehold interests described in Section 3.7(b) below.

(b) Section 3.7 of the Seller Disclosure Schedule contains a true and complete list of all leases of real property (collectively, the “Real Property Leases”) to which the Company is a party (as lessee, sublessee, sublessor or lessor) as of the date hereof and sets forth the street address and legal description of such leased real property (collectively, the “Real Property”). Each Real Property Lease is valid and binding and has not been terminated or repudiated. True, correct and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to LEC.

(i) None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others in any material respect.

(ii) The Company is not a lessor or sublessor with respect any Real Property Lease.

(iii) With respect to each Real Property Lease pursuant to which the Company is a lessee or sublessee: the Company has a valid leasehold interest in the Real Property, free and clear of any and all Liens, except for Permitted Liens, and in each case, the Company has been in peaceable possession of the Real Property since the commencement of the original term of the applicable Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act in respect of or on the part of the Company which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease. All of the buildings, structures and appurtenances that are the subject of the Real Property Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course. None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others in any material respect. No condemnation proceeding is pending or, to the Knowledge of the Seller, threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used. The Real Property is all the real property that is necessary for the operation and maintenance of the Project.

3.8 Intellectual Property and Information Technology.

(a) Section 3.8(a) of the Seller Disclosure Schedule sets forth (i) all Company-Owned Intellectual Property that is the subject of a registration, application for registration, or other filings or issuances by any Governmental Body (including the owner, inventor (if applicable), application, registration, patent, or other identifying number under which such right is identified, application or registration or issue date, jurisdiction, and the next maintenance deadline); (ii) all material unregistered Company-Owned Intellectual Property; and (iii) all Intellectual Property licensed to the Company.

(b) To the Knowledge of the Seller, the Company has taken all commercially reasonable steps to maintain the Company-Owned Intellectual Property that is the subject of an application, registration, or patent, and will continue to maintain such Intellectual Property until the Closing. The Company possesses, and shall continue to possess after the Closing, documentation relevant to any Trade Secrets that are Company Intellectual Property, that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(c) Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule: (i) the Company is the sole and exclusive owner of all right, title and interest in and to the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) the Intellectual Property identified in Section 3.8(a) of the Seller Disclosure Schedule constitutes all of the Intellectual Property that is necessary for the conduct of the business of the Company as currently conducted; (iii) no proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of the Seller, are threatened orally or in writing challenging the validity or enforceability of the Company-Owned Intellectual Property; and (iv) to the Knowledge of the Seller, neither the use of the Company Intellectual Property as currently used by the Company in the conduct of its business, nor the conduct of the Company’s business as presently conducted, infringes, misappropriates or violates the Intellectual Property rights of any Person, and the Company has not received any written charge, complaint, claim, demand or notice in the past twenty-four (24) months alleging any of the same.

(d) All Software used internally by the Company is either owned by the Company or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. Except as set forth in Section 3.8(d) of the Seller Disclosure Schedule, the Company possesses such working copies of all the Software, including, object and (to the extent owned or licensed) source codes, and all related manuals, licenses and other documentation, as are reasonably necessary for the current conduct of its respective businesses.

(e) All Public Software used by the Company is set forth on Section 3.8(e) of the Seller Disclosure Schedule and is fully segregable and independent from any Software that is Company-Owned Intellectual Property, and no Public Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with any Software that is Company-Owned Intellectual Property. Except as set forth on Section 3.8(e) of the Seller Disclosure Schedule, the Company has not made any improvements or changes to any Public Software that would constitute improvements that the Company would be obligated to share with the open source community, nor has the Company based any Software that is Company-Owned Intellectual Property on any Public Software.

(f) The Company uses commercially reasonable measures to protect its Trade Secrets. No such Trade Secrets have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business or except where, in the exercise of its reasonable business judgment, the Company decided to no longer keep such Trade Secret confidential).

3.9 Regulatory Matters.

(a) The Company has obtained, and is in material compliance with, all clearances, consents, certificates, authorizations, licenses, permits, approvals, waivers, variances, filings, accreditations, exemptions and registrations required under applicable Laws by any Governmental Body to permit the conduct of its business as currently conducted (each, a “Company Permit”), and all such Company Permits are identified in Section 3.9(a) of the Seller Disclosure Schedule and are valid and in full force and effect. No Governmental Body has provided any written or, to Knowledge of the Seller, oral notice that it intends to limit, suspend, revoke, withdraw, cancel or modify any such Company Permit. The Company has complied in all material respects with all of the applicable requirements of any applicable Governmental Body and under applicable Laws, including making all required filings, declarations, listings, registrations, notifications, certifications, reports or submissions, including adverse event reports. All such filings, declarations, listings, registrations, notifications, certifications, reports or submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any Company Permit or filings, declarations, listing, registrations, notifications, certifications, reports, submissions, or other matters and, to the Knowledge of the Seller, there are no facts that would reasonably give rise to an assertion of such a deficiency.

(b) The Company has not (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any Governmental Body.

(c) The Company has at all times complied in all material respects with all applicable Laws.

3.10 Material Contracts.

(a) Section 3.10(a) of the Seller Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Seller has delivered to LEC or its counsel a correct and complete copy of each such Material Contract, and any written or material waivers currently in effect with respect thereto.

(b) With respect to each Material Contract: (i) such Material Contract is valid, enforceable and in full force and effect and represents a legally valid and binding obligation of the Company and is, to the Knowledge of the Seller, with respect to each party thereto other than the Company, binding and enforceable against such party in accordance with its terms, in each case subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, the Company is not in material breach or default of such Material Contract, no circumstances exist that would provide any other party a right to terminate for material breach or default of such Material Contract, and to the Knowledge of the Seller no other party to such Material Contract is in, or has threatened, material breach or default or a right of termination thereof. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, to the Knowledge of the Seller, all covenants to be performed by any other party to any Material Contract have been performed in all material respects. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, (x) the Company has not received written notice of cancelation or termination (or indicating an intention to cancel or terminate) during the three (3) years prior to the date hereof, a Material Contract, and (y) to the actual knowledge of Seller, the Company has not received any oral notice of cancelation or termination of (or indicating an intention to cancel or terminate), a Material Contract.

(c) There are no Government Contracts or Government Bids to which the Company is a party.

(d) In the last five (5) years, none of the Company or any of its directors, officers, or employees, or to the Knowledge of the Seller, consultants or agents, is or has been under (A) any administrative, civil or criminal investigation or indictment by any Governmental Body or (B) any audit by any Governmental Body (other than audits expressly covered by Section 3.17).

(e) The Company does not (i) owe any indemnity payment to any counterparty to any Principal Project Document or (ii) have any knowledge of any event, act, circumstance or condition which constitutes, or, with the passage of time would reasonably be expected to constitute, an event of force majeure under any Principal Project Document. The consummation of the transactions contemplated by this Agreement would not give any party to any Principal Project Document the right to terminate or alter the terms of such contract or a right to claim damages thereunder.

3.11 Liabilities. Except for (a) Liabilities set forth on and fully reserved against in the Unaudited Balance Sheet, (b) Liabilities that are immaterial and have been incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, (c) Liabilities incurred by the Company pursuant to or in connection with the execution and delivery of this

Agreement that if not paid by the Company prior to the Closing would be deemed Unpaid Company Expenses, and (d) Liabilities that are set forth in the express terms of the Material Contracts and Company Permits (other than as a result of any breach or nonperformance thereof), the Company does not have any Liabilities that would be required to be accrued or disclosed on a balance sheet or financial statements for the Company prepared in accordance with GAAP. The Company does not have any assets or any Liabilities other than those arising from or otherwise relating to the ownership or operation of the Project.

3.12 Compliance with Laws. The Company is in material compliance with all applicable Laws, including those relating to employment, and the Company has not received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, except for warning letters, notices of adverse findings, or similar documents that are immaterial, that have been cured prior to the date hereof or that are no longer being asserted.

3.13 PUHCA and FPA Status.

(a) The Company is an “electric utility company” and a “public-utility company” within the meaning of PUHCA, solely with respect to its ownership of a qualifying small power production facility within the meaning of Section 3(17)(C) of the FPA, that also qualifies for the exemption from PUHCA as set forth in 18 C.F.R. §292.602(b) and an exemption from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a). As of the Closing Date, the Company is exempt from regulation to the extent provided for under 18 C.F.R. § 292.601(c).

(b) The Company is not subject to any laws and regulations of any states in which it currently operates as such laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and the Company has timely filed, where the Company is required to file, any material tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to the Company.

3.14 Qualifying Facility. To the extent required by any applicable Law, on the date the Project first sold electricity, the Project was self-certified as a Qualifying Facility, and since such date, the Company has made and maintained all such filings with all Governmental Bodies as are required to obtain and maintain Qualifying Facility status.

3.15 Certain Business Practices. None of the Company, its officers, directors, employees and, to the Knowledge of the Seller, its agents and each other Person authorized to act on behalf of the Company, in each case, acting on behalf of the Company, seeking to further the business interests of the Company, (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official or health care professional; (c) has violated or is violating any Anti-Corruption Laws; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made, or is making, any false, materially misleading, or fictitious entries on its accounting books and records; (f) has made or received, or is making or receiving, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on the Company’s accounting books and records as required by the Anti-Corruption Laws; or (g) has otherwise given or received anything of value to or from any Person for the purpose of obtaining or retaining business or to secure an improper advantage.

3.16 Related Party Transactions. There are no material obligations of the Seller or the Company to officers, directors, equityholders or employees of the Company other than (a) for payment of salaries and bonuses for services rendered and (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company. Neither the Seller, nor any of its officers or directors, is directly interested in any Material Contract. Neither the Seller nor any of its Affiliates (other than the Company) owns, leases or subleases any real property, personal property or fixtures or any other assets used by or in connection with the ownership or operation of the Project.

3.17 Tax Matters.

(a) The Company has duly and timely filed all material Company Returns that they were required to file under applicable Laws and regulations. All such Company Returns are correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. All material amounts of Taxes due and owing by the Company (whether or not shown on any Company Return) have been paid, except for Taxes accrued or specifically reserved for on the Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Company Return. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of, or interests in, the Company.

(b) No Tax audits, disputes, or administrative or judicial proceedings with respect to any Tax matters are being conducted or are pending against the Company and the Company has not been notified in writing by any Governmental Body that any Tax audit or administrative or judicial proceeding with respect to any Tax matters is contemplated. There is no written claim against the Company for any Taxes imposed on or with respect to the Company, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Company Return of or with respect to the Company. No written inquiry or written claim has ever been made by an authority in a jurisdiction where the Company does not file Company Returns that the Company is or may be subject to taxation in that jurisdiction.

(c) Except as set forth in Schedule 3.17(c) of the Seller Disclosure Schedule, the Company is not a party to any agreement with any Affiliate or third party relating to allocating or sharing the payment of, or liability for, Taxes (other than customary sales, use and property Tax obligations under any Contract to which it is a party).

(d) The Company has withheld and paid all material amounts of Taxes required to have been withheld and paid by the Company, in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(e) The Company does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(f) The Financial Statements fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. No Taxes have been or will be incurred by the Company for the period from the date of the Financial Statements through the Closing Date other than in the ordinary course of business and other than employer payroll Taxes to be incurred in connection with the Acquisition.

(g) The Company has not consummated or participated in, nor is it currently participating in, any transaction that was or is a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(c).

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i); or (vi) prepaid amount received on or prior to the Closing Date.

(i) The Seller has delivered or made available to LEC (i) complete and accurate copies of all Company Returns for 2011 through 2013, and (ii) complete and accurate copies of the Company’s 2012 and 2013 income Tax provision calculation and supporting workpapers prepared in accordance with GAAP, and (iii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since 2011.

(j) The Company has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k) The Company has disclosed on its federal income Company Returns all positions taken therein that could give rise to a understatement of federal income Tax within the meaning of Section 6662 of the Code and to the extent applicable has complied with all reporting and recordkeeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(l) None of the property of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(m) From the formation of the Company on November 4, 2010 through the Closing Date, the Company has been characterized as a disregarded entity for U.S. federal income tax purposes.

(n) The Company has not leased nor will lease any part of the Project to a Disqualified Person.

(o) The Project uses wind resources to generate electricity within the meaning of Section 48 of the Code, and all of the Qualified Investment constitutes expenses attributable ITC Eligible Property.

(p) As of the Closing Date, no federal, state, or local tax credit, except for the ITC, has been claimed with respect to any property that is part of the Project.

(q) No Project is comprised of any property (i) that is “used predominantly outside of the United States” within the meaning of Section 168(g) of the Code, (ii) that is “tax-exempt bond financed property” within the meaning of Section 168(g)(5), (iii) that is imported property of the kind described in Section 168(g)(6) of the Code, (iv) the “original use” (within the meaning of Section 48(a)(3)(B)(ii)) of the Code of which will not commence with the Company, (v) that is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (vi) that is property not eligible for an ITC pursuant to Section 50(b) of the Code, or (vii) that is “public utility property” within the meaning of Section 168(i)(10) of the Code.

(r) The Company is not a “related person” to any purchaser under any Power Purchase Agreement for purposes of Sections 267 or 707 of the Code, assuming the Company shall not be considered a “related person” on account of a relationship with LEC or any Affiliate thereof.

(s) To the Knowledge of the Seller, the Power Purchasers will resell all energy purchased pursuant to the applicable Power Purchase Agreement to the public.

3.18 Employee Matters.

(a) The Company has not, or during the past six (6) years, had any employees. The Company does not sponsor, maintain or contribute to, and the Company has no liability with respect to, any employee benefit plan (as defined by Section 3(3) of ERISA, whether or not subject to ERISA).

(b) Neither the Company nor any ERISA Affiliate maintains, contributes to, is obligated to contribute to, or ever has maintained, contributed to, been obligated to contribute to, or withdrawn from, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. The Company has not incurred, nor would reasonably be expected to incur, any liability under Title IV of ERISA. Except as required by applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law, neither the Company nor any ERISA Affiliate is obligated to provide retiree or post-employment welfare benefits including medical, disability, or life insurance benefits to any current or former employee, officer, or director of the Company. Neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Chapter 43 of the Code or civil liability under Section 502 (i) or (l) of ERISA.

(c) Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event (including, for the avoidance of doubt, the IPO and the consummation of the transactions contemplated by the Other Agreements)) will result in any payment becoming due to any employee, former employee, officer or director of the Company or result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code to any employee, former employee, officer or director of the Company.

(d) The Company’s relationships with all individuals who act as consultants can be terminated at any time for any reason upon no more than 30 days written notice without amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. All individuals who perform services for the Company who have been classified as other than employees have been properly classified.

(e) The Company has not taken any action that is subject to the requirements of the Worker Adjustment and Retraining Notification Act or any other similar applicable state Laws. Section 3.18(e) of the Seller Disclosure Schedule sets forth the name of each Person whose employment with the Company has been terminated since January 1, 2010.

3.19 Environmental Matters. Except as set forth in Section 3.19 of the Seller Disclosure Schedule:

(a) (i) The Company holds all material Environmental Permits required for the operation of the Project; (ii) each such Environmental Permit is identified in Section 3.19(a)(ii) of the Seller Disclosure Schedule; and (iii) each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Body;

(b) The Company is and has been in material compliance with all applicable or required (i) Environmental Permits, and (ii) Environmental Laws;

(c) There are no pending or, to the Knowledge of the Seller, threatened Environmental Claims against the Company, and the Company is not aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company;

(d) No Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that, in each case, would reasonably be expected to give rise to an Environmental Claim against the Company;

(e) Neither the Company nor any predecessor company of the Company, or any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or would reasonably be expected to result in an Environmental Claim against the Company;

(f) There are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos-containing material at the Real Property;

(g) There are no Phase I or Phase II environmental assessments which are in the possession of the Company with respect to any Real Property which have not been delivered to LEC prior to execution of this Agreement;

(h) Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require notification to or consent of any Governmental Body or the undertaking of any investigations or remedial actions pursuant to Environmental Laws;

(i) The Company has not entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Body under any Environmental Laws;

(j) The Company has not assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action; and

(k) The Company has not failed to perform or suffered any act which would reasonably be expected to give rise to, material liability to any Person under any Environmental Law.

3.20 Insurance. The Company has the insurance policies and fidelity bonds of the types and in the amounts set forth in Section 3.20 of the Seller Disclosure Schedule (collectively, “Insurance Policies”). There is no claim (or to the Knowledge of the Seller, occurrence that would reasonably be expected to give rise to a claim) pending or incurred but not yet reported under any of the Insurance Policies as to which coverage has been or is reasonably expected to be questioned, denied or disputed by the underwriters of such Insurance Policies. The Seller has provided to LEC or its counsel true, correct and complete copies of all Insurance Policies, together with all endorsements, schedules and amendments related thereto. All Insurance Policies are in full force and effect, the policy periods have not yet ended and all premiums due and payable thereon have been paid in full on a timely basis, and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. The Seller has no Knowledge of any threatened cancellation, avoidance, rescission, revocation, non-renewal, termination or material premium increase with respect to any Insurance Policy. Neither the execution of this Agreement nor the consummation of the Acquisition or the other transactions contemplated hereby will result in the termination of any Insurance Policy. The Insurance Policies provide adequate insurance coverage for the Company, and are sufficient for compliance with all Laws and Contracts to which the Company, or its assets, are subject.

3.21 Litigation. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, there is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action (including arbitration or mediation) or other legal proceeding (“Action”) pending (or, to the Knowledge of the Seller, threatened) against the Company and, to the Knowledge of the Seller, no event has occurred that would reasonably be expected to give rise to any Action against the Company. There is no Action against another Person brought by the Company currently pending. The Company is not a party or subject (as a specifically identified Person against which any of the following were issued) to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body and none of the foregoing is outstanding against the Company.

3.22 Authority; Binding Nature of Agreement. The Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary limited liability company action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by LEC, constitutes the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.23 Investment Company. The Company is not an “investment company,” or an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.24 Non-Contravention; Consents. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement will not cause a: (i) violation of any of the provisions of the Charter Documents of the Seller, the Company; (ii) violation by the Seller or the Company of any Law applicable to the Seller or the Company in any material respect; (iii) Lien (other than a Permitted Lien with respect to assets other than the Membership Interests) to be imposed on any assets of the Seller, the Company; or (iv) violation of, or result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, or accelerate the performance required under any Material Contract or Company Permit binding upon the Seller, the Company. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, the Seller, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Seller of the Acquisition.

3.25 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

3.26 Bank Accounts. Section 3.26 of the Seller Disclosure Schedule sets forth a complete list of: (a) the name of each financial institution in which the Company maintains accounts or safe deposit boxes; (b) the names in which such accounts or boxes are held; (c) the type of account and account number; and (d) the name of each person authorized to draw thereon or have access thereto. Section 3.26 of the Seller Disclosure Schedule sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power of attorney.

3.27 Disclosure. This Agreement (including the Seller Disclosure Schedule) and the other agreements and certificates contemplated to be delivered by this Agreement and for inclusion in the Registration Statement (which, may include completed directors and officers questionnaires and registration statement questionnaires) do not and will not (a) contain any representation, warranty or information of the Company that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make the representations, warranties and information of the Company contained herein, in the light of the circumstances under which such representations, warranties and information were made, not false or misleading.

3.28 Certain Acknowledgements. The Seller acknowledges and agrees that: (i) there exists no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither LEC or any of its officers, directors, agents or representatives nor any Underwriter shall have any liability to the Seller, the Company or any other person affiliated or associated with the Seller or the Company for any failure of the Registration Statement to become effective, the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) the decision of the Seller to enter into this Agreement, and the decision of the Seller Stockholders to vote in favor of or consent to the transactions contemplated by this Agreement, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to LEC or the prospective IPO.

3.29 Sophisticated Investor. The Seller is a sophisticated investor, represented by independent legal, tax and financial advisors with experience in the acquisition and valuation of equity interests similar to the LEC Stock. The Seller acknowledges that it has had a reasonable opportunity to ask questions of and receive answers from LEC concerning any and all matters relating to LEC, the LEC Stock and the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of LEC, the plans for the business, operations and financial condition of LEC, the business, operations and financial condition of the Other Founding Companies, and any plans for additional acquisitions and the like.

3.30 Information and Investment Intent. The Seller recognizes that its investment in the LEC Stock involves substantial risks and acknowledges that it can afford to undertake such risks, including the loss of its entire investment in the LEC Stock. The Seller acknowledges that any financial projections that may have been provided to it (a) are based on assumptions of future operating results that are tied to assumptions about certain events (many of which are beyond the control of LEC) and (b) are for illustrative purposes only and the Seller has conducted its own due diligence on financial performance. The Seller understands that no assurances or representations can be given that the actual results of the operations of LEC shall conform to the projected results reflected in LEC’s projections for any period. The Seller has relied solely on its own legal, tax and financial advisors, and the representations and warranties set forth in this Agreement for its evaluation of an investment in LEC Stock, and not on the advice of LEC or any of its respective legal, tax or financial advisors.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF LEC

LEC represents and warrants to the Seller, as of the date of this Agreement and as of the Closing, as follows:

4.1 Due Incorporation; Subsidiaries.

(a) LEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Section 4.1(b) of the LEC Disclosure Schedule* sets forth the name of each Subsidiary of LEC as of the date of this Agreement (each a “LEC Subsidiary”) and sets forth the number and class of the authorized capital stock of each LEC Subsidiary and the number of shares of, or other ownership interests in, each LEC Subsidiary that are issued and outstanding as of the date of this Agreement, all of which shares or interests (except as set forth in Section 4.1(b) of the LEC Disclosure Schedule are owned by LEC, as applicable, free and clear of all Liens, security interests, voting interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth in Section 4.1(b) of the LEC Disclosure Schedule, there are no rights to acquire any such shares or ownership interests that are outstanding as of the date of this Agreement. Except as set forth in Section 4.1(b) of the LEC Disclosure Schedule, as of the date of this Agreement, LEC does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is LEC, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

4.2 Authority; Binding Nature of Agreement. LEC has all necessary corporate power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by LEC of this Agreement have been duly authorized by all necessary corporate action on the part of LEC its board of directors. This Agreement constitutes the legal, valid and binding obligation of LEC, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by LEC and the consummation by LEC of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of LEC, (b) cause a violation by LEC of any Law applicable to LEC, or (c) cause a violation of, result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under any material Contract binding upon LEC, except, in the case of clauses (b) and (c), for any such violations or occurrences, if any, that would not reasonably be expected to have a material adverse effect on the ability of LEC or to consummate the Acquisition or other transactions contemplated hereby (each such material adverse effect, a “LEC Material Adverse Effect”). Except as may be required by the DGCL, the HSR Act or any applicable Other Antitrust Laws or governmental regulation and any Consent that would not reasonably be expected to have a LEC Material Adverse Effect, LEC is not required to obtain any Consent from any Governmental Body or any party to a material contract that is binding on LEC at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Acquisition.

*	The LEC Disclosure Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request. Further explanation of the contents of the omitted portion of the LEC Disclosure Schedule can be found in the section of this agreement referenced by the Schedule number.

4.4 Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction or other Governmental Body (or, to the Knowledge of LEC, threatened) against LEC.

4.5 Capitalization of LEC.

(a) Section 4.5(a) of the LEC Disclosure Schedule contains a true, correct and complete list of, and the numbers and series of shares owned by, the record holders of the outstanding shares of LEC Stock as of the date of this Agreement.

(b) Except as set forth in Section 4.5(b) of the LEC Disclosure Schedule or pursuant to the Other Agreements, as of the date of this Agreement, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which LEC or any holder of LEC Stock, is a party requiring, and there are no securities of LEC outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of LEC or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of LEC Stock or other equity securities of LEC, (ii) there are no obligations, contingent or otherwise, of LEC to (A) repurchase, redeem or otherwise acquire any shares LEC Stock or (B) purchase or acquire capital stock or other ownership interests of another Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to LEC. Except as set forth in Section 4.5(b) of the LEC Disclosure Schedule, as of the date of this Agreement, there are no bonds, debentures, notes or other Debt of LEC having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which any holders of LEC Stock may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which LEC or any holder of LEC Stock is a party or is bound with respect to the voting or consent of any shares of LEC Stock.

(c) The LEC Stock constitutes all authorized capital stock of LEC. All of the outstanding shares of LEC Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities and “blue sky” Laws. All of the outstanding shares of LEC Stock are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable law, LEC’s charter or bylaws, or any Contract to which LEC is a party or is otherwise bound. There are no accrued or unpaid dividends, and no commitments or agreements to declare or pay dividends, in each case, with respect to any issued or outstanding shares of LEC Stock.

(d) At the time of issuance thereof, LEC Stock to be delivered to the Seller pursuant to this Agreement will constitute valid and legally issued shares of LEC, fully paid and nonassessable and granted in all material respects in compliance with all applicable Laws. The shares of LEC Stock to be issued to the Seller pursuant to this Agreement will not be registered under the 1933 Act.

4.6 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of LEC.

4.7 Financial Statements. LEC has delivered to the Seller or its counsel true, correct and complete copies of the audited balance sheet of LEC and its Subsidiaries as of December 31, 2014 (the “LEC Unaudited Balance Sheet”), and the related unaudited statement of operations, statements of members’ equity and statements of cash flows for the twelve-month period ended December 31, 2014 (all of the foregoing financial statements of LEC and its Subsidiaries and any notes thereto are hereinafter collectively referred to as the “LEC Financial Statements”). The LEC Financial Statements were prepared from the books and records of LEC and its Subsidiaries in the ordinary course of business in accordance with GAAP applied on a consistent basis throughout the period indicated therein and between periods and fairly present in all material respects the financial condition of LEC at the dates therein indicated and the results of operations, shareholders’ equity and cash flows of LEC and its Subsidiaries for the periods therein specified in accordance with GAAP.

4.8 Liabilities. Except for (a) Liabilities set forth on and fully reserved against in the LEC Unaudited Balance Sheet, (b) Liabilities that are immaterial and have been incurred in the ordinary course of business since the date of the LEC Unaudited Balance Sheet (including in connection with the IPO), (c) Liabilities contemplated by this Agreement or the Other Agreements or otherwise in connection with the transactions contemplated hereby or thereby (including in connection with the IPO) and (d) Liabilities set forth in contracts entered into by LEC or its Subsidiaries in the ordinary course of business, neither LEC nor any of its Subsidiaries has any Liabilities as of the date of this Agreement that would be required to be accrued or disclosed on a balance sheet or financial statements for LEC prepared in accordance with GAAP.

4.9 Compliance with Laws. LEC and each of its Subsidiaries are in material compliance with all applicable Laws, including those relating to employment, and, to the Knowledge of LEC, neither LEC nor any of its Subsidiaries has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, except for warning letters, notices of adverse findings, or similar documents that are immaterial, that have been cured prior to the date hereof or that are no longer being asserted.

4.10 Sophisticated Investor. LEC is a sophisticated investor, represented by independent legal, tax and financial advisors with experience in the acquisition and valuation of ongoing businesses and development projects similar to the Project. LEC acknowledges that it has had a reasonable opportunity to ask questions of and receive answers from the Seller, including those concerning the Membership Interests, the Seller, the Company and the Project. In addition, LEC has been afforded access to the books and records, facilities and personnel of the Seller and the Company for purposes of conducting a due diligence investigation and has conducted such due diligence investigation.

4.11 Information and Investment Intent. LEC recognizes that its investment in the Project, through its purchase of the Membership Interests, involves substantial risks and acknowledges that it can afford to undertake such risks, including the loss of its entire investment in the Project, through its purchase of the Membership Interests. LEC acknowledges that any financial projections that may have been provided to it (a) are based on assumptions of future operating results that are tied to assumptions about certain events (many of which are beyond the control of the Seller and the Company) and (b) are for illustrative purposes only and LEC has conducted its own due diligence on financial performance. LEC understands that no assurances or representations can be given that the actual results of the operations of the Company shall conform to the projected results reflected in the Seller’s projections for any period. LEC has relied solely on its own legal, tax and financial advisors, and the representations and warranties set forth in this Agreement, for its evaluation of an investment in the Project, through its purchase of the Membership Interests, and not on the advice of the Seller or the Company or any of their respective legal, tax or financial advisors.

SECTION 5. CERTAIN COVENANTS OF THE SELLER

5.1 Conduct of the Business of the Company. During the Pre-Closing Period, the Seller shall, unless it has otherwise obtained LEC’s prior written consent, and shall cause the Company to (a) carry on and operate its business in the ordinary course (including authorizing and carrying out development activities consistent with past practice and using commercially reasonable efforts to keep available the services of the Company’s current officers and key service providers; provided, however, in no event shall the Company put in place any new employee retention agreements) and (b) comply in all material respects with (i) applicable Laws, (ii) the requirements of all Material Contracts and (iii) the Company Permits. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Seller Disclosure Schedule or to the extent expressly required pursuant to Sections 1, 2, 5 or 6 of this Agreement, the Seller shall not, without the prior written consent of LEC, permit the Company to:

(a) amend its Charter Documents;

(b) (i) split, combine or reclassify any of its equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Membership Interests or any other equity interest in the Company, or (ii) purchase, redeem or otherwise acquire any Membership Interests, or any rights, warrants or options to acquire any Membership Interests;

(c) issue, grant or deliver any Membership Interests or any other equity interest in the Company, any shares or other equity interests, as applicable, of any Subsidiary or any other securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Membership Interests or any other equity interest in the Company, shares or other equity interests, as applicable, of such Subsidiary or any other securities;

(d) incur, or modify in any material respect the terms of, any Debt;

(e) mortgage, pledge or otherwise encumber any assets or sell, transfer, assign, license or otherwise dispose of any assets;

(f) (i) waive, release, assign or exercise (other than in the ordinary course of business) any right under, terminate (except for an expiration in accordance with its terms) or make any material change in (whether by amendment or modification or otherwise), any Material Contract, or enter into or renew any Contract (other than automatic renewals of Contracts in existence on the date hereof pursuant to their terms) that, if entered into on or prior to the date hereof, would constitute a Material Contract or (ii) waive any material right of the Company under, or abandon, cease to prosecute or fail to maintain, sell or otherwise dispose of or license or assign any Company Permit or Company Intellectual Property;

(g) make any loans, advances or capital contributions to, or investments in, any other Person;

(h) make or authorize any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate;

(i) (i) merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (ii) form any Subsidiary, acquire any Person or acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than the acquisition of assets in the ordinary course of business with a purchase price that does not exceed $50,000 in the aggregate;

(j) fail (i) to use commercially reasonable efforts to keep in full force and effect all Insurance Policies, other than such policies that expire by their terms (in which event the Company shall use commercially reasonable efforts so that such policies and coverage will be renewed or replaced) and (ii) to cause the Company to maintain (including, if required, by renewing the Insurance Policies) substantially the same insurance coverage types and amounts and substantially the same insurance policy premiums as the Insurance Policies;

(k) pay or discharge any claims, Liens or Liabilities which are not reserved for or reflected on the balance sheets included in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since June 30, 2014 (other than transaction costs incurred by the Company in connection with the transactions contemplated by the Agreement);

(l) (i) grant or pay any severance or termination pay or benefits to any director, officer or employee of the Company; (ii) establish, adopt, enter into, amend or terminate any employee benefit plan (as defined in Section 3(3) of ERISA) or plan, agreement, program, policy, trust, fund or other arrangement that would be such a plan if it were in existence as of the date of this Agreement; (iii) increase the compensation or fringe benefits of any current or former employee, director or officer of the Company; or (iv) grant or pay any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any director, officer or employee of the Company, except, in each case, as required to comply with applicable Law or an employee benefit plan (as defined in Section 3(3) of ERISA) of the Company;

(m) make any change in any method of accounting or accounting practice, except that the Company shall be permitted to make changes reasonably determined by the Company in good faith to be required to comply with applicable Law;

(n) waive, release, assign, compromise, commence, settle or agree to settle any pending Action (including any such Action relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises or settlements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(o) (i) hire any person for employment with the Company or (ii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of the Company (other than routine employee terminations for cause);

(p) make or change any accounting method or election in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves; or

(r) agree or commit to take any of the actions described in clauses “(a)” through “(q)” of this Section 5.1.

5.2 No Solicitation.

(a) During the Pre-Closing Period, the Seller shall not, and shall not permit the Company to, authorize, instruct or permit its respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Takeover Proposal by any Person or any inquiry, proposal or offer that is reasonably likely to lead to a Takeover Proposal or (ii) engage, continue or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any Person (other than LEC or its Affiliates or their respective representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement. It is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) The Seller promptly (and in all events within two (2) Business Days) shall advise LEC orally and in writing of the receipt of any Takeover Proposal, inquiry or indication of interest that could lead to a Takeover Proposal, or request for nonpublic information and the material terms and conditions of any such Takeover Proposal, inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request (including an accurate and complete copy thereof). The Seller will promptly keep LEC informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal. The Seller agrees not to, without the prior written consent of LEC, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Release. For and in consideration of the amounts payable to the Seller under this Agreement, effective as of the Closing Date, the Seller hereby releases, acquits and forever discharges the Company, LEC and each of their present and former officers, directors and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, Liabilities, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which the Seller ever had, now has, or which it may have or shall have against the Company, LEC, their respective Subsidiaries or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing (“Seller Claims”); provided, however, that notwithstanding the foregoing or anything else contained herein to the contrary, the Seller is not releasing, acquitting or discharging any Seller Claims or rights or remedies to which the Seller is entitled under this Agreement, the Escrow Agreement or any other agreements entered into in connection with this Agreement, including, without limitation, any indemnities pursuant to Section 9.1(b) hereunder or the Escrow Agreement.

6.2 Regulatory Filings. If LEC determines in good faith that a Notification and Report Forms relating to the transactions contemplated herein with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”) is reasonably necessary to comply with the HSR Act or that any filings or notices with any Foreign Antitrust Authorities are reasonably necessary to comply with Other Antitrust Laws, the Parties shall act in accordance with this Section 6.2. As soon as reasonably practicable following such determination, the Seller and LEC each shall file such Notification and Report Forms with FTC and DOJ. In addition, to the extent applicable, the Parties shall file with the applicable Foreign Antitrust Authorities the pre-merger notification forms and other filings and notices required by Other Antitrust Laws. Any applicable filing fees in connection with the filings required under this Section 6.2 shall be shared equally by between the Seller and LEC. The Seller and LEC each shall (a) promptly supply the other Party with any information which may be required in order to effectuate such filings, (b) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act and any applicable Other Antitrust Laws and (c) promptly supply any additional information which may reasonably be required by the FTC, the DOJ or Foreign Antitrust Authorities and which the Parties may reasonably deem appropriate. Each of the Seller and LEC will notify the other Party promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or Foreign Antitrust Authorities in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or Foreign Antitrust Authorities for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws, including the requirements of the HSR Act and Other Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.2, the Seller or LEC, as the case may be, will promptly inform the other Party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Seller and LEC shall give the other Party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to the Acquisition or any of the other transactions contemplated by this Agreement, keep the other Party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of the Seller or LEC will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding, provided, however, that LEC shall be solely responsible for the final content of any substantive oral or written communications with any applicable Foreign Antitrust Authorities. Upon the terms and conditions set forth herein, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Acquisition and other transactions contemplated hereby in accordance with the terms hereof, including, if LEC determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, obtaining all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings. Notwithstanding anything in this Agreement to the contrary, in no event will LEC be obligated to (A) propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any sale, divestiture or disposition, to accept any operational restriction (including any requirement to hold separate (including by trust or otherwise) any business, operations, product lines or assets), (B) take any other action that, in the reasonable judgment of LEC, would reasonably be expected to limit the right of LEC to operate, own, operate or retain its business (including, for the avoidance of doubt, the business acquired pursuant to the Other Agreements) or (C) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person including in connection with obtaining clearance under the HSR Act and approvals from the Foreign Antitrust Authorities.

6.3 Title Insurance.

(a) Not less than ten (10) days prior to the Closing, the Seller, at Seller’s sole cost, deliver to LEC a preliminary title report for a leasehold policy of title insurance for the Real Property, from the Title Company, along with copies of all documents and instruments reflecting items noted as exceptions to title (the “Preliminary Title Report”). The Preliminary Title Report will be in sufficient detail to provide the basis for the issuance of the Title Policy (as defined below).

(b) At the Closing, the Company will either deliver to LEC an ALTA Leasehold Policy of Title Insurance from the Title Company (the “Title Policy”) or a binding undertaking from the Title Company to issue such policy, insuring that leasehold title to the Real Property is vested in the Company. The Title Policy will contain no exceptions (including any so-called “standard exceptions”) and will insure leasehold title to the Real Property in the Company with such affirmative endorsements as may be requested by LEC, including, but not limited to, zoning (Form 3.1), survey, access and contiguity. The cost of the premium charged by the Title Company will be at the sole cost of the Seller.

6.4 Access and Cooperation; Due Diligence. During the Pre-Closing Period, the Seller shall, and shall cause the Company to, afford to the officers and authorized representatives of LEC access to all of the Company’s sites, properties, books and records and will furnish LEC with such additional financial and operating data and other information as to the business and properties of the Company as LEC may, from time to time, reasonably request upon reasonable prior notice. The Seller shall, and shall cause the Company to, cooperate with LEC, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement, as well as the arrangement of financing by LEC. LEC and the Seller shall (and the Seller shall cause the Company to) treat all information obtained in connection with the negotiation and performance of this Agreement and the due diligence investigations conducted with respect to the Other Founding Companies as confidential in accordance with the provisions of the Confidentiality Agreement.

6.5 Other Consents. Promptly following the execution of this Agreement, the Seller shall, and LEC shall cooperate with the Seller by executing any request for a Consent that requires its signature, deliver a request for Consent (or deliver notices, as applicable) under the Contracts listed on Schedule 6.5 of the Seller Disclosure Schedule. Notwithstanding the foregoing and subject to the provisions of this Agreement, (a) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of LEC and (b) no Party nor any of their respective Affiliates shall be required to (i) dispose or hold separate any part of its or the Company’s business, operations, product lines or assets, (ii) not compete in any geographic area or line of business or (iii) restrict the manner in which, or whether, LEC and its Subsidiaries, the Seller, the Company, or any of their respective Affiliates may carry on business (including, for the avoidance of doubt, the business acquired pursuant to the Other Agreements) in any part of the world.

6.6 [Reserved].

6.7 Tax Matters.

(a) LEC shall file or cause to be filed when due (taking into account all extensions properly obtained) all Company Returns that are required to be filed after the Closing Date and LEC shall remit or cause to be remitted to the appropriate taxing authority any Taxes due in respect of such Company Returns. With respect to Company Returns filed by LEC that relate to taxable years or periods ending on or before the Closing Date or Straddle Periods, such Company Returns shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required under applicable Law. The Company Returns described in the preceding sentence shall be submitted to the Seller not later than thirty (30) days prior to the due date for filing such Company Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the

Seller, which approval may not be unreasonably withheld, conditioned or delayed and which approval (or reasons for non-approval) shall be provided to LEC within ten (10) Business Days after the Seller’s receipt of such Company Return. LEC shall not cause or permit the amendment, refiling or other modification of any Company Return with respect to any taxable year or period ending on or before the Closing Date or any Straddle Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, unless such approval (or reasons for non-approval) shall not have been provided to LEC within ten (10) Business Days after the Seller’s receipt of such amendment, refiling or other modification of any Company Return.

(b) LEC shall notify the Seller in writing promptly upon receipt by LEC or any Affiliate of LEC (including the Company), after the Closing Date, of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Seller would be required to indemnify any LEC Indemnified Party pursuant to this Agreement. The Seller shall have the right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which the Seller would be required to indemnify any LEC Indemnified Party pursuant to this Agreement and which relate to taxable periods ending on or before the Closing Date and any Straddle Period, and to employ counsel of the Seller’s choice at the Seller’ expense; provided, however, that LEC and its representatives shall be permitted, at LEC’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, the Seller shall not be entitled to settle any claim for Taxes which would adversely affect the liability for Taxes of any LEC Indemnified Party for any period after the Closing Date without the prior written consent of LEC, which consent may not be unreasonably withheld, conditioned or delayed. In the event of any inconsistency or conflict between this Section 6.7(b) and Section 9.1(c), this Section 6.7(b) shall be applicable and not Section 9.1(c).

(c) LEC, the Company and the Seller shall cooperate as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Company Returns, and any proceeding, investigation, dispute, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include signing any Company Returns, amended Company Returns, claims or other documents necessary to settle any Tax controversy or dispute, executing powers of attorney, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. LEC and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by LEC, the Company, any extensions thereof) of the respective taxable periods and (ii) the final resolution of any indemnification claims made by a LEC Indemnified Party relating to Taxes prior to any such expiration of the statute of limitations, and to abide by all record retention agreements entered into with any taxing authority.

(d) Notwithstanding anything to the contrary in this Agreement, the Seller shall be responsible for all employer payroll Taxes, if any, attributable to the payment of transaction based compensation in connection with the transactions contemplated by this Agreement, and such amounts shall reduce or be deducted from the consideration otherwise payable pursuant to this Agreement, and shall be indemnified by the Seller.

(e) LEC and the Seller shall each pay fifty percent (50%) of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and LEC shall file (or cause to be filed) all related Tax returns with respect to such Taxes payable on or after the Closing Date, and the Seller shall cooperate with LEC in connection with any such filings.

6.8 Notification of Certain Events. During the Pre-Closing Period, the Seller shall promptly notify LEC of, and furnish LEC with, any information it may reasonably request with respect to, (a) the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions set forth in Section 7 not to be satisfied, (b) the occurrence of any event or condition or the existence of any fact that would reasonably be expected to result in any representation or warranty made by the Seller in Section 3 being untrue or inaccurate in any material respect, (c) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would reasonably be expected to become a default under any Material Contract, (d) any material actions, suits, claims or proceedings in connection with the Acquisition, (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition, (f) the occurrence of any event or condition or the existence of any fact which has had a Company Material Adverse Effect or (g) the occurrence or non-occurrence of any event or condition that would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. The Seller’s satisfaction of its obligations in the foregoing sentence shall not relieve the Seller of any of its other obligations under this Agreement and no information delivered to LEC pursuant to this Section 6.8 shall (i) amend the Seller Disclosure Schedule, (ii) impact the accuracy of any of the representations and warranties made by the Seller in this Agreement, (iii) determine whether any of the conditions set forth in Section 7 has been satisfied or (iv) limit or otherwise affect the Indemnified Parties’ rights to indemnification pursuant to Section 9.

6.9 Regulatory Matters. During the Pre-Closing Period, to the extent not prohibited by applicable Laws, the Seller shall, and shall cause the Company to, provide LEC with a reasonable opportunity (given the circumstances) to consult with the Seller and the Company prior to the Seller’s, the Company’s making any material correspondence, communication, notification or consultation with or by any Governmental Body.

6.10 Unpaid Company Expenses; Company Retired Indebtedness. On the Closing Date, LEC shall pay, or cause to be paid, any Unpaid Company Expenses and Company Retired Indebtedness reflected on the Closing Financial Certificate. Prior to the Closing, the Seller shall have caused to be released all Liens (other than Permitted Liens) in and upon any of the properties and assets of the Company.

6.11 Cooperation in Preparation of Registration Statement.

(a) The Seller shall furnish or cause to be furnished to LEC and the Underwriters all of the information concerning the Seller, the Company and the Projects required for inclusion in, and will cooperate with LEC and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited, unaudited and pro forma financial statements, prepared in accordance with GAAP, in form suitable for inclusion in the Registration Statement, as well as completed director and officer questionnaires and registration statement questionnaires). The Seller agrees to promptly advise LEC if, at any time during the period in which a prospectus relating to the IPO is required to be delivered under the 1933 Act, any information contained in the prospectus concerning the Seller, the Company or the Project becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. Insofar as the information relates solely to the Seller or the Company, the Seller represents and warrants that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) If, prior to the twenty-fifth (25th) day after the date of the final prospectus of LEC utilized in connection with the IPO, the Seller becomes aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a representation or warranty of the Seller in this Agreement or would affect any document delivered pursuant hereto in any material respect, the Seller shall immediately give notice of such fact or circumstance to LEC; provided, however, such notification shall not relieve the Seller of its obligations under this Agreement and, at the sole option of LEC, the truth and accuracy of any and all representations and warranties of the Seller at the date of this Agreement and on the Closing Date shall be a precondition to the consummation of the transactions contemplated by this Agreement.

6.12 Transfer Restrictions. The Seller shall not, prior to the six-month anniversary of the Closing Date, (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of LEC Stock acquired by the Seller in the Acquisition, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of LEC Stock, in whole or in part, and no such attempted transfer shall be effective for any purpose; or (ii) engage in any transaction, the intent or effect of which is to reduce the likelihood of the Seller owning the shares of LEC Stock acquired pursuant to this Agreement (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that to the extent the Seller agrees with any third party to (a) grant any exceptions from the foregoing transfer restrictions, (b) shorten the period during which such third party is prohibited from engaging in any of the foregoing transactions, or (c) otherwise grant such third party any rights to engage in the foregoing prohibited transactions, such provisions shall apply to the Seller with the same force and effect as if initially granted to the Seller, subject to the same limitations and conditions agreed with such third party. The certificates evidencing the LEC Stock delivered to the Seller pursuant to this Agreement will bear a legend substantially in the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED,

DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE SIX-MONTH ANNIVERSARY OF THE CLOSING DATE.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF LEC

The obligations of LEC to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted, waiver by LEC), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller in this Agreement and in any certificates, documents or agreements furnished by the Company or the Seller pursuant to this Agreement (other than in Section 3.3) that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date, and each such representation and warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, (except in each case, to the extent expressly made as of an earlier date, in which case as of the earlier date) and the representations and warranties of the Seller contained in Section 3.3 shall be true and correct in all respects both when made and as of the Closing Date.

7.2 Performance of Covenants. Each of the Company and the Seller shall have performed and complied with, in all material respects, all of its covenants and obligations set forth in this Agreement required hereby to be performed by it at or before the Closing.

7.3 HSR and Other Antitrust Laws. If LEC determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

7.5 No Governmental Litigation. There shall not be pending or threatened before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement, (ii) impose limitations on the ability of LEC effectively to exercise full rights of ownership of all of the Membership Interests, (iii) prohibit LEC or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company, or (iv) prohibit or limit the ownership or operation by LEC, its

Affiliates or the Company, or to compel LEC, its Affiliates or the Company to dispose of, hold separate or license any material portion of the business or assets of LEC, its Subsidiaries or the Company, as a result of the Acquisition or any of the other transactions contemplated by this Agreement.

7.6 Closing Financial Certificate. LEC shall have received the Closing Financial Certificate from the Company.

7.7 Closing Certificate. The President or Chief Financial Officer (whose title and genuine signature shall be certified by the Secretary of the Seller) shall have delivered to LEC a certificate certifying that each of the conditions specified in Section 7.1, Section 7.2, Section 7.4, Section 7.5 and Section 7.8 is satisfied in all respects.

7.8 No Company Material Adverse Effect. Since the date of this Agreement there shall have been no Company Material Adverse Effect.

7.9 Required Consents. The Seller shall have received all of the Consents set forth in Section 6.5 of the Seller Disclosure Schedule and all such Consents shall be valid and in effect as of the Closing Date.

7.10 Termination of Related Party Agreements. Except as set forth in Section 7.10 of the Seller Disclosure Schedule and as consented to by LEC, all existing agreements (and intercompany accounts) between the Company, on the one hand, and the Seller or any of its Affiliates, stockholders, directors, officers or employees (other than the Company), on the other hand, shall have been cancelled effective prior to or as of the Closing Date without any further obligation or liability of the Company.

7.11 Opinion of Counsel. LEC shall have received an opinion from counsel to the Company and the Seller, dated the Closing Date, in form and substance reasonably satisfactory to LEC. The Underwriters shall have received a copy of the same opinion addressed to them.

7.12 Good Standing Certificates. The Seller shall have delivered to LEC certificates, each dated as of a date no earlier than five (5) days prior to the Closing Date, duly issued by the appropriate Governmental Body in the state of incorporation or formation of the Company and, unless waived by LEC, in each state in which the Company is authorized to do business (as applicable), showing the Company is in good standing and authorized to do business in such state and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the Closing have been filed and paid.

7.13 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

7.14 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder with a resulting Market Capitalization of at least $500,000,000.

7.15 Release of Liens. All Liens affecting any assets (including any equity interest) of the Company (other than Permitted Liens and Permitted Encumbrances) shall have been released in full (including the filing of any UCC-3 terminations), including any Liens held pursuant to that certain Forbearance and Settlement Agreement dated September 16, 2014, by and among Ralls Corporation, the Company, U.S. Innovative Renewable Energy, LLC, Xiaolin “Jerry” Zhang, Lu “Lucy” Zhang, and TTCP Energy Finance Fund II, LLC (the “Settlement Agreement”).

7.16 Release; Stipulation. Ralls Corporation shall have executed and delivered an effective and full release of the Company, and Ralls Corporation and the Seller shall have executed and delivered a Stipulation and Dismissal with Prejudice and Ralls shall have filed such Stipulation and Dismissal with Prejudice with the court, in each case, in accordance with the principles set forth the Settlement Agreement.

7.17 Assignment of Ralls Agreement. The Seller shall have transferred and assigned to the Company all of its rights under that certain Letter, dated October 27, 2014, regarding confirmation of an on-site engineer.

7.18 Title Policy. LEC shall have received from the Seller either the Title Policy issued by the Title Company or a binding undertaking from the Title Company to issue such the Title Policy.

7.19 Additional Closing Deliverables. LEC shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement duly executed by the Seller;

(b) written resignations of all officers (except as otherwise requested by LEC no later than three (3) Business Days prior to the Closing Date) and directors/managers of the Company, to be effective as of the Closing;

(c) a properly prepared and executed certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2) and IRS form W-9, each with respect to the Seller; and

(d) such other documents, instruments and certificates as LEC may reasonably request.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLER

The obligation of the Seller to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of LEC set forth in this Agreement that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date) and each such representation and warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, constitute a LEC Material Adverse Effect.

8.2 Performance of Covenants. LEC shall have each performed and complied with, in all material respects, all of its agreements, obligations and covenants set forth in this Agreement required hereby to be performed by it at or before the Closing.

8.3 HSR and Other Antitrust Laws. If LEC determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition by the Seller shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

8.5 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement.

8.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

8.7 Closing of IPO. The closing of the sale of the LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder with a resulting Market Capitalization of at least $500,000,000.

8.8 Additional Closing Deliverables. The Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate of LEC, duly executed by an officer of each, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied;

(b) the Escrow Agreement, duly executed by LEC and the Escrow Agent; and

(c) such other documents, instruments and certificates as the Seller may reasonably request.

SECTION 9. INDEMNIFICATION

9.1 Indemnification.

(a) Subject to the other provisions of this Section 9, the Seller shall indemnify LEC and the Company (from and after the Closing), their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents and other representatives (each, an “LEC Indemnified Party”) in respect of, and hold them harmless and defend against, in each case, subject to the limitations set forth in this Section 9, any Damages, whether or not arising out of a third-party claim, suffered by such LEC Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any representations or warranties made by the Seller in this Agreement or in any certificates, documents or agreements furnished by the Company or the Seller pursuant to this Agreement;

(ii) any breach or failure of the Company or the Seller to perform any covenant or agreement contained in this Agreement to be performed at or prior to the Closing;

(iii) all Taxes imposed on, payable or relating to the Company for all periods (or portions thereof) ending on or before the Closing Date, except to the extent taken into account in calculating Company Current Liabilities; provided, however, that (A) the Seller shall have no liability for any Taxes or Damages with respect to Taxes that are attributable to any transaction outside the ordinary course of business of the Company entered into by LEC or its Affiliates or at the direction of LEC or its Affiliates that occurs on the Closing Date after the Closing and (B) the Seller shall have no liability to any LEC Indemnified Party for any Damages pursuant to this clause (iii) attributable to Taxes with respect to any taxable period or portion of a Straddle Period beginning after the Closing Date;

(iv) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to the Company or the Seller, and provided to LEC or its counsel by the Company or the Seller and contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Company or the Seller required to be stated therein or necessary to make the statements therein not misleading;

(v) all Company Retired Indebtedness;

(vi) all Unpaid Company Expenses; or

(vii) any liability imposed on, payable or relating to the Company arising prior to the Closing Date in connection with either (A) that certain Turbine Supply Agreement dated March 22, 2013, by and between the Company and Ralls Corporation, as amended by the Settlement Agreement or (B) that certain Maintenance and Warranty Services Agreement, dated March 22, 2013, by and between the Company and Ralls Corporation, as amended by the Settlement Agreement.

For purposes of Section 2.3(b), Section 6.7(a) and Section 9.1(a)(iv), to the extent permitted under applicable Laws, the Seller shall close the taxable year of the Company as of the close of business on the Closing Date, provided, however, that if the Company is required to file a Company Return for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of Taxes for such Straddle Period that relates to the period prior to the Closing Date shall be calculated as though the taxable period of the Company terminated as of the close of the Closing Date; provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization or effects of marginal Tax rates), the portion of the Tax (or item) for the period prior to the Closing Date shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(b) Subject to the other provisions of this Section 9, LEC shall indemnify the Seller and its Affiliates, and each of its respective officers, directors, employees, stockholders, agents and other representatives (each a “Seller Indemnified Party”) in respect of, and hold them harmless and defend them against, any Damages suffered by such Seller Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any representations and warranties made by LEC in this Agreement or any certificates, documents or agreement furnished by LEC pursuant to this Agreement; or

(ii) any breach or failure of LEC to perform any covenant or agreement contained in this Agreement.

(c) In the event an Indemnified Party becomes aware of a third-party claim (including any Action commenced or threatened to be commenced by any third-party) that it reasonably believes may result in indemnification pursuant to this Section 9.1, a written notice of such claim (such notice, the “Claim Notice”) shall be delivered, in the case of a LEC Indemnified Party, to the Seller, and in the case of a Seller Indemnified Party, to LEC. A LEC Indemnified Party shall also deliver a copy of the Claim Notice to the Escrow Agent, if the Escrow Fund has not ceased to exist, contemporaneously with its delivery to the Seller. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim and shall describe in reasonable detail (to the extent known to the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of an Indemnified Party in delivering a Claim Notice shall relieve any Indemnifying Party from any liability hereunder except and to the extent such Indemnifying Party has been actually prejudiced by such delay or failure. Within ten (10) days after receipt of any Claim Notice by a LEC Indemnified Party, the Seller may, upon written notice thereof to LEC, assume control of the defense of the claim referred to therein at the Seller’s sole cost and expense with counsel reasonably satisfactory to LEC so long as (i) such claim is not a criminal proceeding, (ii) such claim does not seek an injunction or equitable or non-monetary relief against any Indemnified Party (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damage), (iii) such claim has not and would not reasonably be expected to result in Damages in excess of the amounts available for indemnification pursuant to this Section 9, (iv) upon petition by an Indemnified Party, the appropriate court does not rule that the Indemnifying Party failed or is failing to defend in good faith such claim, and (v) the Indemnifying Party within 30 calendar days of the receipt of notice of such claim (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) notifies the Indemnified Party of its intent to do so, together with an acknowledgement that such Claim is subject to indemnification hereunder by sending a written notice to the Indemnified Party. Within ten (10) days after receipt of any Claim Notice by the Seller, on behalf of a Seller Indemnified Party, LEC may, upon written notice thereof to the Seller, assume control of the defense of the claim referred to therein at LEC’s sole cost and expense with counsel reasonably satisfactory to the Seller. The Party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Seller or LEC, as applicable, assumes control of the defense of a claim and the Seller and LEC have materially conflicting interests or different defenses available with respect to such claim which cause the Seller or LEC, as applicable, to hire its own separate counsel with respect to such suit proceeding, the reasonable fees and expenses of such separate counsel shall be considered “Damages” for purposes of this Agreement. The Party controlling the defense of such claim (the “Controlling Party”) shall (i) keep the Non-controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such claim. Neither LEC nor the Seller shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(d) In order to seek indemnification under this Section 9, an Indemnified Party shall deliver a written demand (an “Indemnification Demand”) with reasonable promptness to the Seller, in the case of a LEC Indemnified Party, and LEC, in the case of a Seller Indemnified Party, for forwarding to the Party(s) providing indemnification pursuant to Section 9.1(a) or Section 9.1(b), as applicable (such Party providing indemnification, the “Indemnifying Party”). The Indemnification Demand shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.1(a) or Section 9.1(b), as applicable, for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Seller or LEC, as applicable, fails to notify the Indemnified Party within thirty (30) days following receipt of an Indemnification Demand from such Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Section 9, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand on demand. Consistent with provisions of the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall, for a period of thirty (30) days, negotiate in good faith to resolve any matters set forth in an Indemnification Demand, and shall thereafter resolve any remaining issues related to such Indemnification Demand as provided in the Escrow Agreement and subject to Section 11.5 of this Agreement.

9.2 Survival. All representations and warranties that are covered by the indemnification obligations in this Section 9 shall survive the Closing, and claims based upon or arising out of a breach of such representations and warranties will expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) that each Fundamental Representation (other than Section 3.17 (Tax Matters)) and LEC Fundamental Representation, shall survive Closing and continue in full force and effect indefinitely; and (ii) the representations and warranties contained in Section 3.17 (Tax Matters) shall survive the Closing and continue in full force and effect for a period of ninety (90) days following the expiration of the statute of limitations (including any extensions thereof) applicable to the subject matter of such representations and warranties; provided, further, no representations, warranties or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party. All obligations of the Parties under the covenants contained in this Agreement shall survive the Closing until fully performed. With respect to any Taxes for which the Seller may be liable pursuant to Section 9.1, LEC shall not cause the Company to waive or extend any statute of limitations for Taxes without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed at or prior to the Closing shall expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however; that covenants contained in this Agreement that are to be performed at or prior to the Closing relating to Tax, shall continue in full force and effect for a period of ninety (90) days following the expiration of the statute of limitations (including any extensions thereof) applicable to the subject matter of such covenants); provided, further, that no such covenant or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, any Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party. For the avoidance of doubt, the right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed after the Closing Date shall survive and continue in full force and effect until fully performed or observed in accordance with their terms.

9.3 Limitations.

(a) LEC Indemnified Parties’ sole recourse against the Seller for indemnification obligations pursuant to Section 9 shall be: (1) first, from the Escrow Fund to the extent there remain funds in the Escrow Fund; and (2) second, subject to the other provisions of this Section 9.3, directly against the Seller.

(b) The total Liability of the Seller to the LEC Indemnified Parties for Damages under this Section 9 shall not exceed:

(i) in the case of Damages arising from Section 9.1(a)(i) (other than arising from a breach of or inaccuracy in any Fundamental Representation), an amount equal to fifteen percent (15%) of the Total Adjusted Purchase Price;

(ii) in the case of Damages arising from a breach of or inaccuracy in any Fundamental Representation, or Section 9.1(a)(ii), (iii), or (iv) the amount of the Aggregate Acquisition Consideration; and

(iii) no limitation shall apply to any Liability of the Seller for Damages arising from common law fraud or from willful breach of the Agreement by the Seller.

(c) Except for a failure of LEC to pay the Aggregate Acquisition Consideration (for which failure the total Liability of LEC to the Company Indemnified Parties shall be the amount of such payment(s) owed plus all Damages incurred to collect such payment(s) owed), the total Liability of LEC to the Company Indemnified Parties for Damages under Section 9.1(b) shall not, in the aggregate, exceed the Closing Date Cash Consideration; provided, however, that nothing in this Agreement (including the foregoing) shall limit any Seller Indemnified Party’s recourse against LEC arising from (i) common law fraud or from willful breach of this Agreement or (ii) any breach of or inaccuracy in any LEC Fundamental Representation.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither the LEC Indemnified Parties nor the Company Indemnified Parties shall be entitled to recover any Damages under Section 9.1(a)(i) or Section 9.1(b)(i), as applicable, unless and until the aggregate amount of all Damages for which they would otherwise be entitled to indemnification under such provision exceed one percent (1%) of the Total Adjusted Purchase Price (the “Indemnity Threshold”), at which point, such Indemnified Parties shall become entitled to be indemnified from the first dollar of Damages, subject to the limitations contained in Section 9.3(b) or (c), as applicable; provided, however, that the Indemnity Threshold shall not apply to any Damages related to the inaccuracy in or breach of any of the Fundamental Representations or LEC Fundamental Representations, common law fraud or willful breach of this Agreement.

(e) If any LEC Indemnified Party receives an indemnification payment from the Seller, the Seller shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that such LEC Indemnified Party may have against any other Person with respect to any Damages, circumstance or matter to which such indemnification payment is related (other than any Damages, circumstance or matter relating to Tax); provided, however, that such right of the Seller shall be limited to the extent of the indemnification payment received by such LEC Indemnified Party. Upon reasonable written request of the Seller and to the extent reasonably necessary to permit the Seller to exercise its rights of subrogation hereunder, LEC or the Company shall take such actions as are reasonably necessary to assign to the Seller any claim (or portion of a claim) either LEC or the Company has against such other Person with respect to the Damages, circumstance or matter to which such indemnification payment relates.

(f) Absent common law fraud or absent willful breach of this Agreement, and subject to Section 10.2, the indemnification provisions contained in this Section 9 are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any

Action arising out of the subject matter of this Agreement (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies to enforce the Parties’ obligations under this Agreement). Nothing in this Agreement shall limit LEC’s recourse against the Seller pursuant to the terms of any document to which the Seller is a party, such as an acknowledgment and release or letter of transmittal.

(g) After the Closing, the Seller shall not have any right of contribution against LEC or the Company, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Company.

(h) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Section 9, all of the representations and warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement that are qualified as to materiality, Company Material Adverse Effect or any similar qualification or standard shall be deemed to have been made without any such qualification or standard for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach of representations or warranties.

SECTION 10. TERMINATION

10.1 Termination. This Agreement may be terminated, and the Acquisition may be abandoned, prior to the Closing only as follows:

(a) by mutual written consent of LEC and the Seller;

(b) by either LEC or the Seller if the Acquisition shall not have been consummated by the End Date; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Acquisition by the End Date is attributable to a failure on the part of such Party to perform any covenant in this Agreement required to be performed by such Party at or prior to the Closing;

(c) by either LEC or the Seller if a court of competent jurisdiction or a Governmental Body shall have issued a final and nonappealable order having the effect of restraining, enjoining or otherwise prohibiting the Acquisition or any Law is enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal;

(d) by LEC (provided, that, it is not then in material breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement) in the event of a breach by the Seller of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to the Seller of such breach;

(e) by the Seller (provided, that, it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) in the event of a breach by LEC of any of its respective representations, warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to LEC of such breach;

(f) by LEC (provided, that, it is not then in material breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement) if there has been a Company Material Adverse Effect.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no further liability on the part of any Party (other than with respect to any claim for breach of any representation, warranty, covenant or agreement set forth in this Agreement); provided, however, that (i) this Section 10.2, the last sentence of Section 6.4, Section 9 and Section 11 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (ii) neither the Seller nor LEC shall be relieved of any obligation or Liability arising from any willful breach by such Party of any provision of this Agreement prior to the date of such termination.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

11.2 Expenses. Except as otherwise specifically provided herein (including Section 11.6) or in the Escrow Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Acquisition is consummated, except that filing fees payable under or pursuant to the HSR Act and Other Antitrust Laws, if any, shall be shared equally by LEC and the Seller. The fees and expenses each of the Escrow Agent shall be shared equally by the Seller and LEC.

11.3 No Waivers.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts. This Agreement (including the Seller Disclosure Schedule and the LEC Disclosure Schedule), the Escrow Agreement and all other written agreements to be entered into pursuant to this Agreement and all certificates to be delivered pursuant to this Agreement constitute the entire agreement and the foregoing supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing, at which point it shall terminate. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed (in counterparts or otherwise) by facsimile or electronic transmission of PDFs, each of which shall be deemed an original and sufficient to bind the Parties.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Action between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such Action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such Action to any federal court located in Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

11.6 Attorneys’ Fees. In any suit in equity to enforce this Agreement or the rights of any Party, the prevailing Party in such Action shall be entitled to receive a reasonable sum for its attorneys’ fees incurred and all other reasonable costs and expenses incurred in such Action.

11.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that LEC may assign this Agreement or any such rights hereunder to an Affiliate, without the prior written consent of the Seller; provided, further, that LEC and the Seller may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of LEC or the Seller by a third party, as long as LEC provides written notice to the Seller of such assignment, and the assignee thereof agrees in writing to be bound as assignee of LEC or the Seller, as applicable hereunder. LEC may make a collateral assignment of this Agreement without the consent of the Seller to any lender or agent thereof for financing purposes with respect to the transactions contemplated by this Agreement.

11.8 Third Party Beneficiaries. Except as specifically provided in Section 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any employee of the Company, other than the Parties, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic mail or telephone confirmation), or (c) one (1) Business Day after being sent by overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to LEC:

LightBeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

if to the Seller:

Tamra-Tacoma Capital Partners

1 Little West 12th St.

New York, New York 10014

Attention: Matthew Brown

Email: matthew.brown@tamratacoma.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: David Runnels

Facsimile: 713-238-7191

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Body declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court or other Governmental Body making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court or other Governmental Body does not exercise the power granted to it in the prior sentence, the Parties shall use commercially reasonable efforts to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11 Press Releases. If LEC and the Seller agree to issue a press release with respect to the Acquisition or any of the transactions contemplated by this Agreement, such press release shall be a joint press release and shall not be issued or otherwise made publicly available until approved for such release by LEC and the Seller in writing. Notwithstanding the foregoing, either Party shall be permitted to make any public statement without obtaining the written consent of the other Party if (a) the disclosure is required by applicable Law or the requirements of the SEC, the New York Stock Exchange or Nasdaq, as applicable, or other comparable Foreign Antitrust Authorities or markets or stock exchanges, or as is otherwise customary with respect to the IPO and (b) the disclosing party has first used its commercially reasonable efforts to consult with (but not to obtain the written consent of) non-disclosing party about the form and substance of such disclosure.

11.12 No Implied Representations. The Parties acknowledge that, except as expressly provided in Sections 3 and 4, the Seller Disclosure Schedule, the LEC Disclosure Schedule, and the certificates and agreements contemplated by this Agreement, none of the Parties has made or is making any representations or warranties whatsoever, implied or otherwise.

11.13 Specific Performance. Subject to Section 9.3(f), the rights and remedies of the Parties shall be cumulative (and not alternative). Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that LEC and the Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders, and “or” is not exclusive.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to dollar amounts or “$” are references to U.S. dollars, and all payments hereunder shall be made in U.S. dollars.

11.15 Performance by Affiliates. LEC may discharge any obligations and exercise any right hereunder through any one or more of its Affiliates. LEC hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. LEC will be liable for any breach of this Agreement by LEC resulting from LEC’s use of an Affiliate to perform its obligations hereunder.

11.16 Certain Federal Securities Act Representations.

(a) The Seller acknowledges that the shares of LEC Stock to be delivered to the Seller pursuant to this Agreement have not been and will not be registered under the 1933 Act and therefore may not be resold unless registered under the 1933 Act or resold pursuant to an exemption from the registration requirements of the 1933 Act. The LEC Stock to be acquired by the Seller pursuant to this Agreement is being acquired solely for the Seller’s own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

(b) The Seller covenants, warrants and represents that none of the shares of LEC Stock issued to the Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the LEC Stock shall bear the following legend in addition to the legend required under Section 6.12 of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL TO LEC STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) The Seller represents and warrants that it is an “accredited investor” within the meaning of Regulation D under the 1933 Act, able to bear the economic risk of an investment in the LEC Stock acquired pursuant to this Agreement, can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the LEC Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

LIGHTBEAM ELECTRIC COMPANY

By:	/s/ James Lavelle

Name: James Lavelle
Title: President, Treasurer and Secretary

[Signature Page to Membership Interest Purchase Agreement]

TTCP ENERGY FINANCE FUND II, LLC

By:	/s/ Shane Starr

Name:	Shane Starr
Title:	Managing Director

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition” shall have the meaning set forth in the recitals of the Agreement.

“Action” shall have the meaning set forth in Section 3.21.

“Adjustment Auditor” shall have the meaning set forth in Section 2.3(e).

“Affiliate” of a Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Acquisition Consideration” shall mean the Cash Consideration, plus the Stock Consideration.

“Agreement” shall have the meaning set forth in the preamble of the Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 2.7.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York are required to be closed.

“Cash” shall mean the aggregate amount of cash, cash equivalents, short-term investments and marketable securities held by the Company immediately prior to the Closing, less (1) the aggregate amount of drafts and wire transfers issued by the Company prior to the Closing and that have not been cashed or paid immediately prior to the Closing, in each case calculated in accordance with GAAP applied on a basis consistent with the preparation of Financial Statements and (2) Restricted Cash.

“Cash Consideration” shall mean (a) the Closing Date Cash Consideration as adjusted by the Post-Closing Adjustment, plus (b) any release from the Escrow Account to the Seller in accordance with this Agreement and the Escrow Agreement.

“Casualty Defect” shall mean any destruction by fire, explosion or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of the Project, or any portion thereof, that is, or would reasonably be expect to be, materially adverse to the Company.

Exhibit A-1

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the certificate of formation, the articles of incorporation, the by-laws, the articles of organization, the limited liability company agreement, the partnership agreement, the formation agreement, the joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Claim Notice” shall have the meaning set forth in Section 9.1(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Cash Consideration” shall mean cash in an amount equal to (a) the Total Cash Purchase Price, minus (b) the Escrow Amount, minus (c) Company Retired Indebtedness as set forth on the Closing Financial Certificate, minus (d) Unpaid Company Expenses as set forth on the Closing Financial Certificate.

“Closing Financial Certificate” shall mean a certificate prepared in good faith, dated as of the Closing Date and executed by the Chief Financial Officer of the Company setting forth the Closing Financial Estimate.

“Closing Financial Estimate” shall mean a statement prepared in good faith, in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Financial Statements, setting forth in reasonable detail as of the Closing Date the Company’s estimate of (a) the Post-Closing Adjustment Factors, and (b) the name, contact information, wire instructions and payoff amounts to be paid to satisfy in full such Unpaid Company Expenses and Company Retired Indebtedness.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Operation” shall mean the initiation of commercial operations as defined in the Power Purchase Agreement.

“Company” shall have the meaning set forth in the preamble to the Agreement.

“Company Current Assets” shall mean the current assets of the Company as of immediately prior to the Closing as determined under GAAP applied on a basis consistent with the preparation of the Financial Statements, but excluding (i) cash, cash equivalents, short-term investments and marketable securities held by the Company immediately prior to the Closing, and (ii) any deferred income tax assets.

“Company Current Liabilities” shall mean the current Liabilities of the Company as of immediately prior to the Closing as determined under GAAP applied on a basis consistent with the preparation of the Financial Statements, but excluding (i) any Liability included in Company Retired Indebtedness or Unpaid Company Expenses, (ii) any current Liabilities that are non-cash charges or expenses (e.g., deferred revenue) and (iii) any deferred income tax liabilities.

Exhibit A-2

“Company Equity PMV” shall mean $13,525,820.

“Company Intellectual Property” shall mean the Company-Owned Intellectual Property, together with all Intellectual Property of any third-party that is used or held for use by the Company and/or a Subsidiary pursuant to any Company IP Agreement.

“Company IP Agreements” shall mean all: (a) licenses of Intellectual Property from the Company or a Subsidiary to any third party; (b) licenses of Intellectual Property to the Company or a Subsidiary from any third party (including any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); and (c) coexistence, settlement, assignment, and other agreements containing any covenant or provision relating to the ownership, use, restriction, exploitation, or enforcement of any Intellectual Property to which the Company or a Subsidiary is a party (or is otherwise bound).

“Company Material Adverse Effect” shall mean any change, development, event, occurrence, fact or effect that, individually or in the aggregate with any one or more other changes, developments, occurrences, facts or effects, is, or would reasonably be expected to be, materially adverse to the operations, assets, liabilities, financial condition, results of operation or business of the Company, taken as a whole; provided, however, that, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting from changes in economic conditions, except to the extent such economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates or competes; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company operates or competes, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector; (c) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Company as compared to any of the other companies in such industry or industry sector or (d) any adverse effect resulting from the announcement of the Transaction to the extent related to LEC as the purchaser.

“Company-Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company and/or a Subsidiary.

“Company Permit” shall have the meaning set forth in Section 3.9(a).

“Company Retired Indebtedness” shall mean the aggregate amount of Debt existing immediately prior to the Closing, which, for the avoidance of doubt, includes, without limitation, all Debt arising under the Loan Documents (as defined in Section 3.10 of the Seller Disclosure Schedule.

“Company Returns” shall mean any return, statement, report, Tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed by the Company with respect to Taxes.

Exhibit A-3

“Condemnation and Insurance Proceeds” means any cash received or receivable by the Company with respect to any casualty insurance or condemnation proceeds in respect of any property or other assets of the Company that are damaged, lost or condemned at any time after June 30, 2014.

“Confidentiality Agreement” shall mean that certain Mutual Agreement dated as of February 16, 2014, by and between the Seller and LEC.

“Consent” shall mean any consent, approval, notice or waiver.

“Consummated Other Agreement” means an Other Agreement with respect to which the transactions contemplated thereby have been consummated.

“Contract” shall mean any agreement, contract, subcontract, lease (whether for real or personal property), covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, mortgages, debentures, notes, obligations and options that is currently in effect whether oral or written.

“Controlling Party” shall have the meaning set forth in Section 9.1(c).

“Damages” shall mean Liabilities, losses, costs, damages, settlement payments, awards, judgments, fines, diminution in value and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding punitive damages (except to the extent such punitive damages as are claimed against or recovered from an Indemnified Party in connection with a third-party claim).

“Debt” shall mean (a) the outstanding principal amount of, and all interest and other amounts accrued in respect of any indebtedness for borrowed money, extensions of credit, purchase money financing and capitalized lease obligations or for the deferred purchase price of property or services, in each case, of the Company, whether or not recourse to the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) all obligations of the Company under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (e) any deferred purchase price Liabilities related to past acquisitions of the Company, (f) any “success fees,” sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants of the Company paid as a result of or in connection with the transactions contemplated hereby pursuant to agreements between the Company and any Person in existence prior to the Closing (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company), (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor; and (h) with respect to any obligation of the type referred to in clauses (a) though (f), all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, expenses, reimbursements, indemnities and all other amounts payable in connection therewith.

Exhibit A-4

“DGCL” shall have the meaning set forth in the recitals of the Agreement.

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Person who is not a United States Person, and (d) any Indian tribal government described in Section 7701(a)(40) of the Code, or (e) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(d); provided, however, that any such Person described in clauses (a) – (d) shall not be considered a Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, (ii) the Person is described within clause (c) of this definition, and the exception under Code Section 168(h)(2)(B)(i) applies with respect to the income from the Company for that Person, or (iii) another exception is applicable under the Code and/or Treasury Regulations.

“DOJ” shall have the meaning set forth in Section 6.2.

“End Date” shall mean June 30, 2015.

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all federal, state, local, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or agreements with any Governmental Body, relating to the protection of public health, worker health and safety or the environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time prior to the Closing Date.

Exhibit A-5

“Environmental Permit” shall mean any federal, state or local permits, licenses, approvals, consents or authorizations required or issued by any Governmental Body under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Body under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a controlled group of corporations with, under common control with, a member of an affiliated service group with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.4(b).

“Escrow Agent” shall mean SunTrust Bank or such other Person as mutually agreed by the Parties, in its capacity as escrow agent hereunder.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached to the Agreement as Exhibit B.

“Escrow Amount” shall have the meaning set forth in Section 2.4(a).

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, consisting of the sum of the Escrow Amount plus interest and other amounts earned on the foregoing amounts in accordance with the terms of the Escrow Agreement (and reduced by amounts released from such fund pursuant to the Escrow Agreement).

“FERC” shall mean the Federal Energy Regulatory Commission, including the staff thereof and any successor agency of the United States.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Foreign Antitrust Authorities” shall mean the Governmental Bodies with oversight over Other Antitrust Laws.

“Founding Companies” shall have the meaning set forth in the recitals of the Agreement.

“FPA” shall mean the Federal Power Act, as amended, including the regulations of the FERC thereunder.

“FTC” shall have the meaning set forth in Section 6.2.

“Fundamental Representations” shall mean the representations and warranties of the Seller in Section 3.1 (Due Incorporation; Subsidiaries; Etc.), Section 3.2 (Charter Documents), Section 3.3 (Capitalization, Etc.), Section 3.17 (Tax Matters), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.24(i) (Non-Contravention, Consents) and Section 3.25 (Financial Advisor).

Exhibit A-6

“GAAP” shall mean United States generally accepted accounting principles.

“Government Bid” shall mean any offer made by Company, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract with a Governmental Body.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the European Union, the World Bank or the United Nations, (e) any political party or official thereof, or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any international, multinational, national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indemnification Demand” shall have the meaning set forth in Section 9.1(d).

“Indemnified Party” shall mean a LEC Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” shall have the meaning set forth in Section 9.1(d).

“Indemnity Threshold” shall have the meaning set forth in Section 9.3(d).

“Insurance Policies” shall have the meaning set forth in Section 3.20.

“Intellectual Property” shall mean all intellectual property rights, protected, created, or arising under the Laws of any jurisdiction throughout the world, including the following: (a) Trademarks and internet domain names, Internet websites, IP addresses, and URLs; (b) Patents and patent disclosures; (c) copyrights and copyrightable works (including but not limited to all

Exhibit A-7

translations, compilations, arrangements, adaptations, and derivative works thereof); (d) registrations and applications for any of the foregoing; (e) trade secrets and confidential or proprietary information (including but not limited to inventions, ideas, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, financial, business and marketing plans and proposals, and related information) (collectively, “Trade Secrets”); (f) all other intellectual property and proprietary rights, including design rights, moral rights and waivers of such rights by others, and the rights of publicity and privacy; (g) the right to sue and recover damages, attorneys’ fees and costs for past infringement or other violations; (h) computer software (including but not limited to all software implementations of algorithms, specifications, models and methodologies, source code, object code, and related data, databases, and documentation) (collectively, “Software”); (i) any and all goodwill associated with each of the foregoing; and (j) any and all copies or tangible embodiment of each of the foregoing.

“IPO” shall mean the initial public offering of LEC Stock pursuant to the Registration Statement.

“IRS” shall mean the Internal Revenue Service.

“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).

“ITC Amount” means with respect to the Project, an amount that is equal to 30% of the Qualified Investment for the Project.

“ITC Eligible Property” means property that (a) is described in Code Section 48(a)(3)(A)(i), (b) “wind property” as defined under Treasury Regulation and (c) is “5-year property” under Code Section 168(e)(3)(B)(vi)(I).

“Knowledge of LEC” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: James Lavelle, Carl Weatherly-White or Ram Ambatipudi.

“Knowledge of the Seller” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: Matthew Brown, Matt Rosenthal or Shane Starr.

“Law” or “Laws” shall mean any international, multinational, national, federal, state, regional, local, municipal, foreign or other law, statute and subordinate legislation, constitution, principle of common law, ordinances, orders, codes, common law, rule, regulation, ruling, requirement, guidance or guideline issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“LEC” shall have the meaning set forth in the preamble of the Agreement.

“LEC Disclosure Schedule” shall mean the disclosure schedule that has been prepared by LEC and delivered to the Company on the date of the Agreement.

Exhibit A-8

“LEC Financial Statement” shall have the meaning set forth in Section 4.7(a).

“LEC Fundamental Representations” shall mean the representations set forth in Section 4.1 (Due Incorporation; Subsidiaries), Section 4.2 (Authority; Binding Nature of Agreement), Section 4.3(i) (Non-Contravention; Consents) and Section 4.6 (Financial Advisor).

“LEC Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“LEC Material Adverse Effect” shall have the meaning set forth in Section 4.3.

“LEC Stock” shall mean the common stock, par value $0.01 per share, of LEC.

“LEC Subsidiary” shall have the meaning set forth in Section 4.1(b).

“LEC Unaudited Balance Sheet” shall have the meaning set forth in Section 4.7(a).

“Liability” shall mean with respect to any Person any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether or not required by GAAP to be reflected on a balance sheet, or in the footnotes to a balance sheet, of such Person.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, covenant, equitable interest, option, preference, priority, right of first refusal, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), servitude, easement, right of way, defect of title or other similar encumbrance of any nature whatsoever (whether absolute or contingent).

“Market Capitalization” shall mean the total number of shares of LEC Stock outstanding immediately following the consummation of the IPO and the transactions contemplated by this Agreement and all Consummated Other Agreements multiplied by the price at which such shares were offered in the IPO.

“Material Assets” shall have the meaning set forth in Section 3.6(a)

“Material Contract” shall mean any Contract (as amended or modified) to which the Company is a party or has rights or by which any of its properties or assets are otherwise bound of the following categories:

(i) any Contract (or group of related Contracts) that require payments by or to the Company in excess of $50,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii) (A) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets; (B) any Contract relating to the acquisition or disposition by the Company of any operating business or material assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the has any indemnification or other obligations;

Exhibit A-9

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to, or investment in, any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company make any such loans, advances or investments; (D) any currency, commodity or other hedging or swap Contract and (E) any Contract under which any Person has directly or indirectly guaranteed Debt of the Company;

(iv) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Affiliates (including LEC, the Company and their respective Affiliates after the Closing) from engaging in any business or activity in any geographic area or other jurisdiction; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract containing a “most-favored-nation”, best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which the Company operates;

(v) (A) all Company IP Agreements (excluding any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); (B) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property; (C) any power of attorney granted by the Company; (D) that if terminated, or if such Material Contract expired without being renewed, would have a Company Material Adverse Effect; (E) between the Company, on the one hand, and any current or former director, officer, Company employee, advisor, consultant or Affiliate of the Company, on the other (including employment, severance, retention, bonus, indemnification or other Contracts); (F) containing an option (other than a Company Option) in favor of a party other than the Company or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than the Company or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of their assets or businesses; (G) any Government Contract or Government Bid; (H) any Contract involving a confidentiality, standstill or similar arrangement; (I) any Principal Project Document; (J) creating or purporting to

Exhibit A-10

create any partnership, joint venture, strategic alliance or joint development or any sharing of profits, losses, costs or liabilities by the Company with any third party; (K) any Contract that provides for “earn-outs” or other contingent payments by or to the Company; or (L) any other Contracts (other than those described in any of clauses (i) through (v)) material to the Company or entered into outside of the ordinary course of business of the Company other than any such Contract terminable by the Company without penalty on 90 days’ or shorter notice.

“Membership Interests” shall have the meaning set forth in the recitals of the Agreement.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-controlling Party” shall have the meaning set forth in Section 9.1(c).

“Other Agreements” shall have the meaning set forth in the recitals of the Agreement.

“Other Antitrust Laws” means any merger control, competition, antitrust, or foreign investment Laws of all jurisdictions other than those of the United States.

“Other Founding Companies” shall mean all of the Founding Companies other than the Company.

“Parties” shall have the meaning set forth in the preamble of the Agreement.

“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, utility models or other similar rights; (b) all patent applications filed either from such patents, patent applications or other provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, patents-of-addition, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); and (e) any and all rights and priorities afforded under any Law with respect to the foregoing.

“Permitted Encumbrances” means (a) any Lien for Taxes not yet due and not yet delinquent or being contested in good faith by appropriate proceedings if adequate reserves with respect to thereto are being maintained on the Company’s financial statements in accordance with GAAP; (b) those restrictions on transfer imposed by applicable securities Laws; (c) restrictions imposed on transfers set forth in the Charter Documents of the Company; and (d) any Liens created by or through LEC.

Exhibit A-11

“Permitted Liens” (a) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations incurred in the ordinary course of business; (c) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens incurred in the ordinary course of business; (d) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the applicable property; (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such encumbrance exists; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (i) the Liens set forth on Exhibit C.

“Person” shall mean any individual, entity or Governmental Body.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.3(c).

“Post-Closing Adjustment Factors” shall have the meaning set forth in Section 2.3(b).

“Post-Closing Adjustment Notice” shall have the meaning set forth in Section 2.3(b).

“Power Purchase Agreement” means the power purchase agreement (and any related amendments or modifications) as more specifically identified in Section 3.10(a) of the Seller Disclosure Schedule.

“Power Purchaser” shall mean the purchaser of power under the Power Purchase Agreement.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1.

“Preliminary Title Report” shall have the meaning set forth in Section 6.3(a).

“Principal Project Documents” shall mean all Contracts and other documents relating to the installation, operation, maintenance, testing, repair and use of the Projects, including power purchase agreements, interconnection agreements, installation agreements, real property leases, O&M agreements, engineering, procurement and construction contracts, net metering agreements and outlet transmission agreements.

“Project” shall have the meaning set forth in the Recitals hereto.

“Public Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free computer software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

Exhibit A-12

“PUHCA” shall mean the Public Utility Holding Company Act of 2005, including the regulations of the FERC thereunder.

“Qualified Investment” means, for the Project, the cost basis of ITC Eligible Property with respect to the Project.

“Qualifying Facility” an electric generating facility designated as a “Qualifying Facility” under the Public Utility Regulatory Policies Act of 1978.

“Real Property” shall have the meaning set forth in Section 3.7(b).

“Real Property Leases” shall have the meaning set forth in Section 3.7(b).

“Registration Statement” shall mean that certain registration statement of LEC on Form S-1 covering the IPO.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Restricted Cash” means any cash, cash equivalents or marketable securities that are subject to a restriction or limitation of any kind, including (i) cash securing letter of credit obligations, vendor, customer or other security deposits, (ii) cash held as collateral, (iii) checks written (but not yet cashed) by the Company, (iv) Condemnation and Insurance Proceeds, (v) the amount of any repatriation costs and expenses, including taxes, associated with repatriating any Cash and (vi) cash otherwise restricted as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Claims” shall have the meaning set forth in Section 6.1.

“Seller Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Seller and delivered to LEC on the date of the Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Settlement Agreement” shall have the meaning set forth in Section 7.15.

“Site” shall mean any real properties currently or previously owned, leased, occupied or operated by: (a) the Company; (b) any predecessors of the Company; or (c) any entities previously owned by the Company, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Stock Consideration” shall mean a number of shares of LEC Stock equal to the quotient determined by dividing (a) the sum of (i) the Total Stock Purchase Price, plus (ii) Company Current Assets as set forth on the Closing Financial Certificate, minus (iii) the Company Current Liabilities as set forth on the Closing Financial Certificate, by (b) the IPO price of LEC Stock.

Exhibit A-13

“Straddle Period” shall have the meaning set forth in Section 9.1(a).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or other body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person.

“Takeover Proposal” shall mean any proposal or offer from any Person or group of Persons (other than LEC or its Affiliates) with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of assets or any equity or equity-linked securities of, the Company, or which would reasonably be expected to impair, prevent or delay, or dilute the benefits to LEC of, the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean (a) any and all federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, goods and services tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, escheat, unclaimed property, environmental or windfall profit tax, custom duty or other tax, social security contributions, or any other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not,, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to indemnify any other Person.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall have the meaning set forth in Section 6.3(d).

“Total Adjusted Purchase Price” (a) in the event that Total Base Purchase Price is less than the product of Company Equity PMV multiplied by 1.15, then the Total Adjusted Price shall be an amount equal to Company Equity PMV multiplied by 1.15; (b) in the event that Total Base Purchase Price is (i) equal to or greater than the product of Company Equity PMV multiplied by 1.15, and (ii) equal to or less than the product of Company Equity PMV multiplied by 1.4, then the Total Adjusted Purchase Price shall be an amount equal to the Total Base Purchase Price; and (c) in the event that Total Base Purchase Price is greater than the product of Company Equity PMV multiplied by 1.4, then the Total Adjusted Purchase Price shall be an amount equal to Company Equity PMV multiplied by 1.4.

Exhibit A-14

“Total Base Purchase Price” shall mean the product of (i) the quotient of Company Equity PMV divided by Total Equity PMV multiplied by (ii) the product of Market Capitalization multiplied by 0.8.

“Total Cash Purchase Price” shall mean an amount of cash equal to the sum of the Total Adjusted Purchase Price multiplied by 0.7, plus (ii) Cash, as set forth on the Closing Financial Certificate.

“Total Equity PMV” shall mean the sum of the private equity market values of all of the projects acquired pursuant to Consummated Other Agreements and this Agreement as set forth on a written notice to be provided by LEC to the Seller at least two (2) days prior to the Closing Date.

“Total Stock Purchase Price” shall mean an amount equal to the Total Adjusted Purchase Price multiplied by 0.3.

“Trademarks” shall mean all trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, and all other designations of source (and all translations, adaptations, derivations and combinations of, and goodwill associated with the foregoing).

“Unaudited Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Underwriters” shall mean the prospective underwriters in the IPO, as identified in the Registration Statement.

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by the Company and the Underwriters in respect of the IPO.

“Unpaid Company Expenses” shall mean the sum of (a) the aggregate out-of-pocket expenses, fees and disbursements (including travel, lodging, entertainment and associated expenses) of all attorneys, accountants, investment bankers and other advisers and agents of the Company incurred by or on behalf of, or paid or to be paid by the Company in connection with the negotiation, execution, delivery and performance of the Agreement through the Closing and (b) all fees payable to the Seller as a result of or in connection with the transactions contemplated hereby, in each case, to the extent that such fees, expenses, bonuses and disbursements have not been paid by the Company in cash on or prior to the Closing.

Exhibit A-15

Exhibit B

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective this              day of             , 2015, by and among Lightbeam Electric Company, a Delaware corporation (“LEC”) and TTCP Energy Finance Fund II, LLC, a Delaware limited liability company (“TTCP” and together with LEC, the “Parties”, and individually, a “Party”) and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”). Capitalized terms used in this Escrow Agreement but not defined herein are used as they are defined in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement dated March 27, 2015 (the “Purchase Agreement”) by and between LEC and TTCP, the Parties desire for the Escrow Agent to open an account into which LEC will deposit cash in the amount equal to the sum of the Total Adjustment Purchase Price multiplied by 0.04, as set forth on the Closing Financial Certificate (the “Escrow Amount”), such amount to be held, disbursed and invested by the Escrow Agent in accordance with this Escrow Agreement;

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience only, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the Parties and the Escrow Agent agree as follows:

I.	Terms and Conditions

1.1. Appointment of Escrow Agent. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

1.2 Escrow Deposit. Pursuant to Section 2.4 of the Purchase Agreement, simultaneously with the execution and delivery of this Escrow Agreement, LEC shall remit to the Escrow Agent, using the wire instructions below, the Escrow Amount, to be held by the Escrow Agent and invested and disbursed as provided in this Escrow Agreement. The Escrow Amount, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom (collectively, “Escrow Income”) pursuant to the investments made on such amount pursuant to Section 4.2 (after giving effect to any reductions pursuant to this Escrow Agreement, collectively with the Escrow Amount, the “Escrow Funds”) will be available (a) for the payment of any Post-Closing Adjustment owed by TTCP to LEC pursuant to and in accordance with Sections 2.3(c) and (d) of the Purchase Agreement and (b) to satisfy any Damages incurred or sustained by, or imposed upon, the LEC Indemnified Party that are recoverable by the LEC Indemnified Party against TTCP pursuant to and in accordance with the provisions of Section 9.1 of the Purchase Agreement. The Escrow Agent hereby acknowledges receipt of such funds and agrees to hold the Escrow Amount in a separate and distinct account, in the name of

Exhibit B-1

[Account Name], as Escrow Agent for TTCP and LEC (the “Escrow Account”), subject to the terms and conditions of this Escrow Agreement. The Parties agree that: (i) LEC shall be treated as the owner of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to LEC pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Escrow Income is actually distributed to TTCP, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) TTCP’s right to the Escrow Income under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, (iv) in no event shall the aggregate payments under this Agreement to the Seller exceed (A) the Escrow Amount plus (B) (x) the Escrow Amount multiplied by (y) 0.75 multiplied by (z) the interest rate per annum payable pursuant to this Agreement with respect the Escrow Funds, and (v) LEC shall be entitled to Tax distributions equal to 40% of all investment earnings accrued on the Escrow Fund during each calendar quarter no later than ten (10) days following the end of such quarter. Clause (iv) of the preceding sentence is intended to ensure that the right of TTCP to the Escrow Fund and any interest and earnings earned thereon are not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing, except as required by applicable Law.

Wire Instructions:

SunTrust Bank

ABA: 061000104

Account:9443001321

Account Name: Escrow Services

Reference: LightBeam/TTCP Energy EA

Attention: Megan Gazzola 804-782-5407

1.3. Release of Escrow Funds. The Escrow Funds held pursuant to this Escrow Agreement are intended to provide a non-exclusive source of funds for the payment of any amounts which may become payable in respect of the claims and matters described in Section 1.2 above, on or prior to the Release Date (as defined below). Except for tax distributions made pursuant to Section 1.2, the Escrow Funds shall only be distributed and released as follows:

(a)	Purchase Price Adjustment.

Within two Business Days of Escrow Agent’s receipt of joint written instructions signed by an authorized representative of the each of the Parties (“Joint Instructions”) set forth on such Party’s Certificate of Incumbency provided to the Escrow Agent pursuant to Section 4.13 specifying the amount of the Post-Closing Adjustment, if any, to be paid by TTCP to LEC pursuant to Section 2.3 of the Purchase Agreement and containing instructions for payment of the disbursement, the Escrow Agent shall disburse funds as provided in the Joint Instructions.

Exhibit B-2

(b)	Indemnification Related Claims.

(i) At any time on or prior to             , 2016 [the date that is 18 months after the date of this Escrow Agreement] (             , 2016 being the “Release Date”), if any LEC Indemnified Party makes a claim for indemnity pursuant to and in accordance with Section 9.1 of the Purchase Agreement (a “Claim”), LEC (on behalf of the LEC Indemnified Party ) shall deliver to Escrow Agent and TTCP a written notice (“Escrow Notice”) setting forth in reasonable detail the amount, nature and basis of the Claim by the LEC Indemnified Party. If TTCP in good faith delivers to the Escrow Agent and LEC a written objection (a “Dispute Notice”) to any Claim or portion thereof or the amount of such Claim within 30 days following the Escrow Agent’s receipt of such Escrow Notice, then Escrow Agent shall not distribute to LEC any portion of the Escrow Funds in the Escrow Account that is the subject of the Dispute Notice until the Escrow Agent receives either (a) joint written instructions signed by TTCP and LEC authorizing the release to LEC of a portion of the Escrow Funds in the Escrow Account that is agreed upon as the amount recoverable in respect to the Dispute Notice or (b) a Final Decision directing the release to LEC of the portion of the Escrow Funds in the Escrow Account that is determined to be the amount recoverable in respect of the Dispute Notice; provided that notwithstanding the foregoing, if TTCP objects in part to the amount of the Claim, the Escrow Agent shall, after the lapse of the foregoing 30-day period, deliver to LEC an amount from the Escrow Fund equal to the portion of the Claim not objected to by TTCP. For purposes of this Escrow Agreement, “Final Decision” shall mean (i) a written final order of a court of competent jurisdiction delivered by LEC to the Escrow Agent or (ii) a report from the Adjustment Auditor delivered to the Escrow Agent setting forth the Adjustment Auditor’s resolution of the disputed items and amounts with respect to the Post-Closing Adjustment, in each case, with a written instruction from LEC to the Escrow Agent to effectuate such order. The Escrow Agent shall be entitled conclusively to rely upon any such instruction and shall have no responsibility to make any determination as to whether such order is from a court of competent jurisdiction or is a final order. The Escrow Agent shall have no duty or responsibility with respect to determining whether any Claim set forth in an Escrow Notice is properly asserted under the terms of the Purchase Agreement or whether the amount thereof has been properly computed. The Escrow Agent shall be entitled to rely, conclusively and without inquiry, on any Escrow Notice provided to the Escrow Agent in accordance with the terms of this Agreement.

(ii) Upon receipt of such joint written instructions or such Final Decision, as the case may be, the Escrow Agent shall release to LEC such amount of the Escrow Funds in the Escrow Account in accordance with such written instructions or Final Decision.

Exhibit B-3

(c)	Release of Remaining Escrow Funds.

(i) Within two Business days of the Release Date (the “Distribution Date”), the Escrow Agent shall release to TTCP, by wire transfer to an account(s) designated by TTCP, the remaining balance of the Escrow Funds in the Escrow Account, less the amount of all Unresolved Claims. For purposes of this Escrow Agreement, “Unresolved Claims” shall mean, as of the Release Date, (a) the aggregate amount of all Claims that are the subject of a Dispute Notice and (b) any amount that is disputed by the Seller with respect to the Post-Closing Adjustment pursuant to Section 2.3(e) of the Purchase Agreement, in each case, notice of such Claim or dispute having been received by the Escrow Agent on or prior to the Release Date and such Claim or dispute not previously resolved or satisfied in accordance herewith that were otherwise properly and timely asserted under this Agreement or the Purchase Agreement, respectively, but not otherwise satisfied as of the Release Date, including any claims for which an Escrow Notice has been received by the Escrow Agent on or prior to the Release Date but for which the 30-day objection period has not expired as of the Release Date.

(ii) Unresolved Claims for which TTCP has objected in accordance with subclauses (i) and (ii) of Section 1.3(b) shall be administered in accordance with subclause (ii) of Section 1.3(b). Upon the expiration of the 30-day objection period for any Unresolved Claims for which no Dispute Notice has been received by the Escrow Agent, the Escrow Agent shall release by wire transfer to an account(s) designated by LEC an amount of funds in the Escrow Account equal to the amount of such Unresolved Claim for which no Dispute Notice has been received by the Escrow Agent on or prior to the expiration of the 30-day objection period. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Funds in the Escrow Account not distributed to LEC pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released by wire transfer promptly thereafter by the Escrow Agent to an account(s) designated by TTCP.

(d)	Distributions Deemed Adjustments to Purchase Price. All distributions of the Escrow Funds to LEC pursuant to this Escrow Agreement shall be deemed to be adjustments to the Purchase Price pursuant to the terms of the Purchase Agreement.

(e)	Court Order. Notwithstanding any other provision in this Agreement to the contrary, the Escrow Agent shall disburse the Escrow Funds (or any portion thereof) in accordance with a Final Decision delivered to the Escrow Agent by either LEC or TTCP and pursuant to which a court has determined whether and to what extent LEC or TTCP is entitled to the Escrow Funds (or any portion thereof). Any such Final Decision shall be accompanied by a written instruction from such Party to the Escrow Agent to effectuate such order. The Escrow Agent shall be entitled conclusively to rely upon any such instruction and shall have no responsibility to make any determination as to whether such order is from a court of competent jurisdiction or is a final order.

Exhibit B-4

(f)	For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.5 is authorized or required by law or executive order to remain closed.

II.	Duties of Escrow Agent

2.1. Nature of Escrow Agent’s Duties. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto, which duties shall be deemed purely ministerial in nature, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall in no event be deemed to be a fiduciary to any Party or any other person or entity under this Escrow Agreement. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall not be liable for any damages, losses or expenses other than damages, losses or expenses which have been finally adjudicated by a court of competent jurisdiction to have resulted from the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. Limits of Liability of Escrow Agent. The Escrow Agent acts hereunder as a depository only. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

2.3. [Reserved.]

2.4. No Duty to Notify. The Escrow Agent shall in no way be responsible for, nor shall it be its duty to notify any Party or any other person or entity interested in this Escrow Agreement of, any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith unless such notice is explicitly provided for in this Escrow Agreement.

Exhibit B-5

2.5. Assumption of Accuracy of Documentation. The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement. The Escrow Agent shall be under no duty or obligation to inquire into or investigate the validity, accuracy or content of any such notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document. The Escrow Agent shall have no duty or obligation to make any formulaic calculations of any kind hereunder.

2.6. Affiliates; Legal Counsel. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent shall be entitled to seek the advice of legal counsel with respect to any matter arising under this Escrow Agreement and the Escrow Agent shall have no liability and shall be fully protected with respect to any action taken or omitted pursuant to the advice of such legal counsel. The Parties shall be jointly and severally liable for, and shall promptly pay, upon demand by the Escrow Agent, the reasonable and documented fees and expenses of any such legal counsel.

2.7. Disputes Between the Parties.

(a)	In the event of any disagreement between any of the Parties, or between any of them and any other person or entity, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any Party or other person or entity for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of the Parties and all other interested persons and entities shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the Parties and all other interested persons and entities, and the Escrow Agent shall have been notified thereof in writing signed by the Parties and all such persons and entities. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision of any thereof, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

Exhibit B-6

(b)	In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, the Parties agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder.

2.8.	Indemnification of Escrow Agent.

(a)	The Parties jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Indemnified Party’s gross negligence or willful misconduct. The provisions of this Section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

(b)	Neither Party shall be liable under this indemnity with respect to any claim against the Escrow Agent unless the applicable Party is notified in writing of the written assertion of a claim against it (with a copy to the other Party), or of any action commenced against it, promptly. The Parties shall be entitled to participate at their own expense in the defense of any such action, proceeding, suit or claim.

2.9. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.10. Resignation of Escrow Agent. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Parties. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than sixty (60) days after such written notice has been furnished. In such event, the

Exhibit B-7

Parties shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement; provided, however, that any such action of the Escrow Agent shall not deprive the Escrow Agent of its compensation and right to reimbursement of expenses hereunder arising prior to such action and discharge of the Escrow Agent of its duties hereunder. The Escrow Agent shall provide notice of any such tender to the Parties in accordance with Section 4.5 hereof. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

2.11 Transactions with the Parties. The Escrow Agent and any director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which any of the Parties may be interested and may contract and lend money to any Party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any Party.

2.12 Reports. The Escrow Agent shall provide monthly reports of transactions and holdings to the Parties as of the end of each month, at the addresses provided by the Parties in Section 4.5

III.	Compensation of Escrow Agent

3.1. The Parties jointly and severally agree to pay to the Escrow Agent compensation, and to reimburse the Escrow Agent for costs and expenses, all in accordance with the provisions of Exhibit B hereto, which is incorporated herein by reference and made a part hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The provisions of this Section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

IV.	Miscellaneous

4.1. Collected Funds. If money is a part of the subject matter of this Escrow Agreement, then the Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

Exhibit B-8

4.2. Investment of Escrow Funds. Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest all funds held pursuant to this Escrow Agreement in the following selected SunTrust Bank deposit option:

☐	SunTrust Institutional Money Market Deposit Option

☑	SunTrust Non-Interest Deposit Option

As of the date of this Escrow Agreement, the investments in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. Deposits in the SunTrust Institutional Money Market Deposit Option and the SunTrust Non-Interest Deposit Option are not secured. The SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of six per month and, in the event the maximum is reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle: ___________________________________________________

Instructions to make any other investment must be in writing and signed by each of the Parties. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to any Party or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder, including, without limitation, charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to any Party or other person or entity related to funds which are held un-invested or funds which are not timely invested. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. Any investment earnings and income on the Escrow Account shall become part of the Escrow Account.

4.3	[Reserved.]

Exhibit B-9

4.4	Ownership for Tax Purposes; Tax Forms. The Parties agree that all interest and income from the investment of the funds shall be reported as having been earned by LEC as of the end of each calendar year, whether or not such income was disbursed during such calendar year and to the extent required by the Internal Revenue Service. On or before the execution and delivery of this Escrow Agreement, each of the Parties shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. With respect to the preparation and delivery of Form 1099’s and all matters pertaining to the reporting of earnings on funds held under this Escrow Agreement, the Escrow Agent shall be entitled to request and receive written instructions from LEC and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Account or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence of willful misconduct of the Escrow Agent. The indemnification provided in this Section is in addition to the indemnification provided in Section 2.8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.5.	Notices. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to Escrow Agent:	SunTrust Bank Attn: Escrow Services 919 East Main Street, 7th Floor Richmond, Virginia 23219 Client Manager: Megan Gazzola Phone: 804-782-5407 Facsimile: 804-225-7141 Email: Megan.Gazzola@SunTrust.com
If to LEC:	Lightbeam Electric Company 400 Harbor Drive, Suite B Sausalito, California 94965 Attention: James Lavelle, Chief Executive Officer Email: Jim@lightbeamelectric.com

Exhibit B-10

with a copy (which shall not constitute notice) to: Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Attention: David W. Pollak Facsimile: 212-309-6001
If to TTCP:	c/o Tamra-Tacoma Capital Partners 1 Little West 12th St. New York, New York 10014 Attention: Matthew Brown Email: matthew.brown@tamratacoma.com Tax identification #:47-1287440 with a copy (which shall not constitute notice) to: Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: David Runnels Facsimile: 713-238-7191

Any party hereto may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party hereto. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice, request, report or other communication hereunder prior to the Escrow Agent’s actual receipt thereof.

4.6. Governing Law; Assignment; Successors and Assigns. This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the Parties and the Escrow Agent and their respective successors, heirs and permitted assigns.

4.7. Amendment; Waiver. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by the Parties and the Escrow Agent.

4.8. Severability. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

Exhibit B-11

4.9. Force Majeure. No party to this Escrow Agreement shall be liable to any other party hereto, nor be deemed to have defaulted under or breached this agreement, for any failure or delay in fulfilling or performing any term of this Escrow Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control (“Force Majeure Events”), including, without limitation, (a) acts of God; (b) flood, fire, or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Escrow Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. The party to this Escrow Agreement suffering a Force Majeure Event shall give notice to the other parties hereto, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

4.10 Termination. This Escrow Agreement shall terminate on the date on which all of the funds and property held by the Escrow Agent under this Escrow Agreement have been disbursed. Upon the termination of this Escrow Agreement and the disbursement of all of the funds and property held hereunder, this Escrow Agreement shall be of no further effect except that the provisions of Sections 2.8, 3.1 and 4.4 shall survive such termination.

4.11. Headings. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.13. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the Parties in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between the Parties, or any of them, including, without limitation, the Purchase Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

4.14. No Third Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

Exhibit B-12

4.15. Incumbency Certificate. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the Parties shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibits A-1 or A-2 hereto, as applicable (a “Certificate of Incumbency”), for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

Exhibit B-13

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunTrust Bank, as Escrow Agent

By:
Name:
Title:

Lightbeam Electric Company

By:
Name:
Title:

TTCP Energy Finance Fund II, LLC

By:
Name:
Title:

Exhibit B-14

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: _____________________________________________

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

__________________________________________.

                                                             Date

By: ____________________________

Name: _________________________

Its: ____________________________

Exhibit B-15

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: _____________________________________________

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

__________________________________________.

                                                             Date

By: ____________________________

Name: __________________________

Its: _____________________________

Exhibit B-16

EXHIBIT B

SunTrust Bank, as Escrow Agent

Schedule of Fees & Expenses

Acceptance/Legal Review Fee:	$600.00 – one time only payable at the time of signing the Escrow Agreement

(Fee is waived if no legal review is needed)

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s attorney begins to review the Escrow Agreement, the legal review fee is subject to payment regardless if the Parties decide to appoint a different escrow agent or a decision is made that the Escrow Agreement is not needed.

Administration Fee:	$2,500 – payable at the time of signing the Escrow Agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to the Parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the Parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the agreement.

Out-of-Pocket Expenses:	At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, wire transfer, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

Exhibit B-17

Note: This fee schedule is based on the assumption that the escrowed funds will be invested in one of the SunTrust Bank Deposit Options. If any other investment options are chosen, this fee schedule will become subject to change.

Exhibit B-18

EXHIBIT C

PERMITTED LIENS

All Liens against the Company pursuant to the Settlement Agreement existing prior to the Closing; it being understood that all such Liens shall be released in full at or prior to Closing pursuant to Section 7.15.

Exhibit C-1

EXHIBIT D

PROJECT DESCRIPTION

Huerfano River Wind is a Small Generating Facility with nameplate rating of 8MW located on three parcels of privately owned land comprising approximately 50 acres in Huerfano County, Colorado (“Facility”). The Facility consists of four Sany Electric model SE10020IIIE 2MW Wind Turbine Generators (“WTG”), each with a 103 meter diameter, three-bladed, upwind, horizontal-axis at a hub height of 80 meters. The up-tower components are supported by a bedplate structure that yaws to align the rotor with the wind. The tower is a tubular steel structure assembled in sections.

In addition to the WTGs and their associated foundations, the Facility has access and service roads as well as an underground collection system. Power generated by the Facility is converted from 34.5 kV to 12.47 kV, and delivered to a 12.47 kV to 69 kV substation owned and operated by San Isabel Electric Association

Exhibit D-1